 Exhibit (a)(1)(A)
Offer To Purchase
All Outstanding Shares of Common Stock
of
TOURMALINE BIO, INC.
at
$48.00 per share in cash
by
TORINO MERGER SUB INC.,
an indirect wholly owned subsidiary of
NOVARTIS AG
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON OCTOBER 27, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Torino Merger Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), is making an offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Tourmaline Bio, Inc., a Delaware corporation (the “Company”), at a price of $48.00 per Share, in cash, without interest and subject to any withholding of taxes required by applicable legal requirements. Such offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, collectively constitute the “Offer.”
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 8, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Parent (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”). The Merger will be effected by Purchaser and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following the date and time of the irrevocable acceptance for payment by Purchaser of the Shares that have been validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer (the “Offer Acceptance Time”).
The Company’s board of directors has unanimously (i) determined that the Merger Agreement and the consummation of the Transactions are advisable, fair to and in the best interest of, the Company and its stockholders, (ii) determined that the Merger will be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, (i) there being validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries, would represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer, (ii) (A) any waiting period (and extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), will have expired or terminated, and any agreement between Parent, the Company or Purchaser with any governmental body, if agreed to by the other party in writing, not to consummate the Offer will have expired or been earlier terminated and (B) any required consents, approvals, or expiration or termination of waiting periods from governmental bodies in certain specified jurisdictions will have been obtained (or deemed to have been obtained by virtue of the expiration or termination of any applicable waiting periods), (iii) the absence of any order or law that prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger, (iv) the accuracy of the representations and warranties of the Company contained in the Merger Agreement, subject to certain materiality standards, (v) the Company’s compliance with and performance in all material respects of its covenants and agreements contained in the Merger Agreement it is required to comply with or perform at or prior to the Offer Acceptance Time, (vi) the absence of any Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement and (vii) the Merger Agreement will not have been terminated in accordance with its terms, as well as other customary conditions set forth in Annex I to the Merger Agreement and described in Section 15 — “Conditions of the Offer” hereto.
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our Information Agent, at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any of the other Offer documents may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
The Information Agent for the Offer is:
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call: (877) 800-5186 (toll-free from the United States or Canada) or
+1 (412) 232-3651 (from outside of the United States or Canada)
Banks and Brokers may call collect: (212) 750-5833
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 5 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
SEPTEMBER 29, 2025

IMPORTANT
Stockholders desiring to tender their Shares in the Offer must:
1.
For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•
contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to Purchaser before the Expiration Date (as defined in the “Summary Term Sheet”).

2.
For non-certificated Shares that are registered in the stockholder’s name and held in book-entry form:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal (as defined in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase);

•
if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instructions 1 and 5 of the Letter of Transmittal;

•
deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, at one of its addresses on the back of this Offer to Purchase; and

•
transfer the Shares through book-entry transfer into the account of the Depositary.

3.
For Shares that are registered in the stockholder’s name and held as physical certificates:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•
have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instructions 1 and 5 to the Letter of Transmittal; and

•
deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at one of its addresses on the back of this Offer to Purchase.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer, at (877) 800-5186 (toll-free from the United States or Canada) or +1 (412) 232-3651 (from outside of the United States or Canada).
The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before one minute following 11:59 p.m., Eastern Time on October 27, 2025 unless the Offer is otherwise extended or earlier terminated. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
Neither the Offer nor the Merger has been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.

SUMMARY TERM SHEET
Torino Merger Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), is making an offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Tourmaline Bio, Inc., a Delaware corporation (the “Company”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, collectively constitute the “Offer.” The following are some questions that you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. The summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. The information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.
Securities Sought
All of the issued and outstanding Shares on the terms and conditions set forth in this Offer to Purchase.
Price Offered Per Share
$48.00 per Share, in cash, without interest and subject to any withholding of taxes required by applicable legal requirements (the “Offer Price”). The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase.
Scheduled Expiration of Offer
One minute following 11:59 p.m., Eastern Time, on October 27, 2025, unless the Offer is otherwise extended or earlier terminated (such time, the “Expiration Date”).
Purchaser
Torino Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Novartis AG.
Company Board Recommendation
The Company’s Board of Directors (the “Company Board”) unanimously (i) determined that the Merger Agreement (as defined below) and the consummation of the Transactions (as defined below) are advisable, fair to and in the best interest of, the Company and its stockholders, (ii) determined that the Merger (as defined below) will be governed and effected in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Who is offering to buy my securities?
Torino Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, which was formed solely for the purpose of facilitating an acquisition of the Company by Parent, is offering to buy each of the outstanding Shares for the Offer Price.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” “Novartis” and “our” to refer to Purchaser and, where appropriate, Parent.
See Section 8 — “Certain Information Concerning Parent and Purchaser.”
What is the class and amount of securities sought pursuant to the Offer?
Purchaser is making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.
See Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately own the entire equity interest in, the Company. We intend to complete the Merger (as defined below) as soon as practicable following the consummation of the Offer. Upon completion of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the Nasdaq Global Select Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.
Who can participate in the Offer?
The Offer is open to all holders and beneficial owners of Shares.
How much are you offering to pay?
Purchaser is offering to pay $48.00 per Share, in cash, without interest and subject to any withholding of taxes required by applicable legal requirements.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of September 8, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer, and if the Offer is completed, the terms and conditions of the subsequent merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation of such merger and an indirect wholly owned subsidiary of Parent (such merger, the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”).
See Section 11 — “The Merger Agreement” and Section 15 — “Conditions of the Offer.”
What does the Company Board think of the Offer?
The Company Board has unanimously (i) determined that the Merger Agreement and the consummation of the Transactions are advisable, fair to and in the best interest of, the Company and its stockholders, (ii) determined that the Merger will be governed and effected in accordance with Section 251(h) of the DGCL,

(iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
More complete descriptions of the reasons for the Company Board’s recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-heading “Background of the Offer and the Merger” and “Reasons for the Recommendation of the Company Board.”
What is the market value of my Shares as of a recent date?
On September 8, 2025, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $30.18 per Share. On September 26, 2025, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $47.74 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends on the Shares; Effect of the Offer on the Market for Shares.”
What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you are a U.S. Holder (as defined below) and hold your Shares as a capital asset, you will recognize capital gain or loss in an amount equal to the difference between (i) the Offer Price and (ii) your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger.
In general, if you are a Non-U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences”), you will not be subject to U.S. federal income taxation on any gain realized in connection with the Offer or the Merger unless you have certain connections to the United States, as described in more detail below.
You are urged to consult your own tax advisor to determine the tax consequences to you of tendering your Shares in the Offer or having your Shares exchanged for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).
See Section 5 — “Material U.S. Federal Income Tax Consequences” regarding further discussion of the material U.S. federal income tax consequences of exchanging your Shares for the Offer Price or having your Shares exchanged for cash pursuant to the Merger.
Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $1.4 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent, or its controlled affiliates, will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer, to provide funding for the Merger and to make payments for outstanding and unexercised Company stock options, shares of restricted stock of the Company (the “Company Restricted Shares”) and restricted stock unit awards (“RSUs”), each as defined below in the “Introduction,” in each case pursuant to the terms of and subject to the conditions set forth in the Merger Agreement. Parent, or its controlled affiliates, have, or will have, available, through a variety of sources, including cash on hand, sufficient funds to consummate the Offer and the Merger and to pay related fees and expenses. We have no specific alternative financing arrangements or alternate financing plans in connection with the Offer or the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

See Section 9 — “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not believe Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all of the outstanding Shares solely for cash;

•
Purchaser will have through Parent, or Parent’s controlled affiliates, sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive the Offer Price in the Merger; and

•
the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Condition. The “Minimum Condition” means there being validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries, would represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer.
See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
Unless we extend the Offer, you will have until one minute following 11:59 p.m., Eastern Time, on October 27, 2025 to tender your Shares in the Offer.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:
•
if, as of any then-scheduled Expiration Date, any Offer Condition (as defined below in Section 15 — “Conditions of the Offer”), other than the Minimum Condition, is not satisfied or, to the extent waivable in accordance with the terms of the Merger Agreement, has not been waived by Purchaser or Parent, Purchaser may, in its discretion (and without the consent of the Company or any other person), and at the request of the Company, Purchaser will, extend the Offer on one or more occasions for an additional period of up to 10 business days each per extension, to permit such Offer Condition to be satisfied;

•
Purchaser will extend the Offer from time to time for the minimum period required by any legal requirements, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and

•
if, as of the then-scheduled Expiration Date, all of the Offer Conditions have been satisfied or, to the extent waivable in accordance with the terms of the Merger Agreement, waived, except that the Minimum Condition has not been satisfied, Purchaser may, in its discretion (and without the consent of the Company or any other person) and at the request of the Company, Purchaser will, extend the Offer on one or more occasions for an additional period specified by the Company of up to

10 business days per extension, to permit the Minimum Condition to be satisfied; provided, however, that in no event will Purchaser be required to extend the Offer pursuant to this clause for more than three additional such extensions.
The Merger Agreement provides that in no event will Purchaser (i) be required to extend the Offer beyond the earliest to occur of the valid termination of the Merger Agreement and 11:59 p.m. Eastern Time on September 8, 2026 (as such date may be extended pursuant to the Merger Agreement, the “Outside Date”) or (ii) be permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company.
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date.
See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The Offer is subject to the conditions described in Section 15 — “Conditions of the Offer,” including:
•
the Minimum Condition;

•
(i) any waiting period (and extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), will have expired or terminated, and any agreement between Parent, the Company or Purchaser with any governmental body, if agreed to by the other party in writing, not to consummate the Offer will have expired or been earlier terminated and (ii) any required consents, approvals or expiration or termination of waiting periods from governmental bodies in certain specified jurisdictions, if any, will have been obtained (or deemed to have been obtained by virtue of the expiration or termination of any applicable waiting periods);

•
(i) no order will have been issued by any court of competent jurisdiction after the date of the Merger Agreement and remain in effect, and (ii) no legal requirement will have been entered, enforced, enacted, or issued after the date of the Merger Agreement by any governmental body and remain in effect, in the case of each of clause (i) and (ii), which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger;

•
(i) the representations or warranties of the Company set forth in the Merger Agreement relating to the absence of a Material Adverse Effect will be true and correct in all respects as of the date of the Merger Agreement and at and as of the date and time of the irrevocable acceptance for payment by Purchaser of the Shares that have been validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer (the “Offer Acceptance Time”) as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) certain specified representations or warranties of the Company set forth in the Merger Agreement relating to the Company’s capitalization will be true and correct in all respects, except for any inaccuracies that individually or in the aggregate are de minimis, as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations or warranties of the Company set forth in the Merger Agreement (other than those relating to the Company’s due organization and good standing, the Company’s corporate authority and the enforceability of the Merger Agreement, the Company’s capitalization (other than those covered by the preceding clause (ii)), the applicable Company stockholder approval threshold, the absence of conflicts with the Company’s organizational documents, the approval by the Compensation Committee of the Company Board of each agreement between the Company and any of its officers, directors or employees as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act, the absence of conduct by the Company or its representatives through false, misleading, or untrue statements of material fact (or failure to disclose a required material fact to any Regulatory Authority (as defined in the Merger Agreement)) or any act, statement, or failure to make any statement that would reasonably be likely to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Regulatory Authority to invoke any similar policy, the absence of conduct by the Company and its representatives that is not compliant in any material respect with applicable healthcare laws relating to the integrity of data generated in the Company’s clinical trials or other studies related to the Company’s product candidates, the Company’s disclosure of certain FDA and other regulatory documentation related to pacibekitug to Parent, the absence of brokers (other than Leerink Partners LLC (“Leerink Partners”)), the receipt by the Company Board of the fairness opinion of Leerink Partners and the Company’s status under certain U.S. laws relating to national security) will be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), and (iv) any other representation or warranty of the Company contained in Article III of the Merger Agreement will be true and correct (without giving effect to any limitation indicated by the words “materiality” or “Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case, as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
•
the Company will have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

•
the absence of any Material Adverse Effect since the date of the Merger Agreement; and

•
the Merger Agreement will not have been terminated in accordance with its terms (the “Termination Condition”).

The Offer is not subject to any financing condition.
See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Expiration Date. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at (877) 800-5186 (toll-free from the United States or Canada) or +1 (412) 232-3651 (from outside of the United States or Canada) for assistance. Banks and brokers may call collect at (212) 750-5833 See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If the Offer Conditions are satisfied or waived and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments subject to any withholding of taxes required by applicable legal requirements, to tendering stockholders whose Shares have been accepted for payment.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time prior to one minute following 11:59 p.m., Eastern Time, on October 27, 2025. In addition, if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after November 28, 2025, the 60th day after commencement of the Offer.
See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?
No. We expect to complete the Merger as soon as practicable following the Offer Acceptance Time. Once the Merger takes place, the Company will be an indirect wholly owned subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.
See Section 13 — “Certain Effects of the Offer.”
Will a meeting of the Company’s stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:
•
the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

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an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock;
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immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase pursuant to such offer and receives by the depository prior to expiration of such offer, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation, and of each class or series thereof, that would otherwise be required to adopt the agreement of merger by the DGCL and by the certificate of incorporation of such constituent corporation;

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the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

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each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is to be converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger in accordance with Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the Company’s stockholders.
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated and certain other conditions are satisfied, Purchaser is required under the Merger Agreement to effect the Merger in accordance with Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares (i) then held by (A) the Company or in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), (B) Parent, Purchaser, any direct or indirect wholly owned subsidiary of Parent, or (C) any stockholder of record and beneficial owner of the Company who is entitled to demand, has properly and validly demanded, and has not failed to perfect, nor waived, effectively withdrawn or otherwise lost their statutory right of appraisal of such Shares in accordance and compliance with Section 262 of the DGCL, or (ii) irrevocably accepted for payment in the Offer) will be canceled and cease to exist and be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest and subject to any applicable withholding of taxes required by applicable legal requirements.
If the Merger is completed, the Company’s stockholders of record and beneficial owners who do not tender their Shares in the Offer (other than stockholders of record and beneficial owners who were entitled to demand, have properly and validly demanded, and did not fail to perfect, nor waive, effectively withdraw or otherwise lose their statutory right of appraisal of such Shares pursuant to Section 262 of the DGCL) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer. See Section 17 — “Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and the Company will no longer be required to make filings with the SEC under the Exchange Act, or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options and other equity awards in the Offer?
The Offer is being made only for Shares, and not for outstanding Company stock options, Company Restricted Shares or RSUs. Holders of outstanding Company stock options may participate in the Offer only if they first exercise such stock options, to the extent exercisable, in accordance with the terms thereof (including the terms of the applicable equity incentive plan and equity award agreement or other applicable agreement with the Company) and tender the Shares, if any, issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Holders of Company stock options, Company Restricted Shares and RSUs as of the Effective Time will receive payment with respect to those stock options, Company Restricted Shares and/or RSUs following the Effective Time as provided in the Merger Agreement.
The Merger Agreement provides that, each Company stock option that is outstanding as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Purchaser or the Company, each vested Company stock option (after giving effect to such acceleration), will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares subject to such Company stock option immediately prior to the Effective Time, multiplied by (ii) the excess of the Merger Consideration over the exercise price payable per Share under such Company stock option (the “Option Consideration”). See Section 11 — “The Merger Agreement” for additional information regarding the treatment of outstanding Company stock options in the Merger.
Each Company Restricted Share outstanding as of immediately prior to the Effective Time will become fully vested effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time and will be treated as a Share pursuant to the terms of the Merger Agreement.
Each RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Purchaser or the Company, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Merger Consideration (the “RSU Consideration”). See Section 11 — “The Merger Agreement” for additional information regarding the treatment of outstanding RSUs in the Merger.
All payments of Option Consideration and amounts payable under the Merger Agreement in respect of Company Restricted Shares and RSUs will be subject to withholding taxes, to the extent applicable.
Have any Company stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
No. There are no arrangements pursuant to which any Company stockholders have agreed to tender their Shares in the Offer or to otherwise support the Offer.
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to holders of record and beneficial owners of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of record and beneficial owners of Shares immediately prior to the Effective Time who (i) did not vote in favor of the Merger or consent to it in writing, (ii) did not tender their Shares in the Offer (or, if tendered, validly withdrew such Shares pursuant to the Offer) and continuously held (in the case of holders of record) or owned (in the case of beneficial owners) their Shares through the

Effective Time, (iii) have met certain statutory requirements, (iv) are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance in all respects with Section 262 of the DGCL and (v) do not thereafter lose such record holders’ or beneficial owners’ appraisal rights (by waiver, effective withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the “fair value” of such Shares in accordance with Section 262 of the DGCL, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.
See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
You may call the Information Agent at (877) 800-5186 (toll-free from the United States or Canada) or +1 (412) 232-3651 (from outside of the United States or Canada) for assistance. Banks and brokers may call collect at (212) 750-5833. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
Torino Merger Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), is making an offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Tourmaline Bio, Inc., a Delaware corporation (the “Company”), at a price of $48.00 per Share, in cash, without interest and subject to any withholding of taxes required by applicable legal requirements (the “Offer Price”). Such offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with this Offer to Purchase, collectively constitute the “Offer.”
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 8, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming an indirect wholly owned subsidiary of Parent (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”). The Merger will be effected by Purchaser and the Company without a stockholder vote pursuant to the DGCL as soon as practicable following the date and time of the irrevocable acceptance for payment by Purchaser of the Shares that have been validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer (the “Offer Acceptance Time”).
The Company’s board of directors (the “Company Board”) has unanimously (i) determined that the Merger Agreement and the consummation of the Transactions are advisable, fair to and in the best interest of, the Company and its stockholders, (ii) determined that the Merger will be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
For factors considered by the Company Board in making the above referenced determination, please see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
In the Merger, each outstanding Share (other than Shares (i) then held by (A) the Company or in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), (B) Parent, Purchaser, any direct or indirect wholly owned subsidiary of Parent, or (C) any stockholder of record and beneficial owner of the Company who is entitled to demand, has properly and validly demanded, and has not failed to perfect, nor waived, effectively withdrawn or otherwise lost their statutory right of appraisal of such Shares in accordance and compliance with Section 262 of the DGCL (such stockholders “Dissenting Stockholders”), or (ii) irrevocably accepted for payment in the Offer) will be canceled and cease to exist and converted into the right to receive the Offer Price (the “Merger Consideration”), without interest and subject to any applicable withholding of taxes required by applicable legal requirements.
The Merger Agreement provides that each Company stock option that is outstanding as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Purchaser or the Company, each vested Company stock option (after giving effect to such acceleration), will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares subject to such

Company stock option immediately prior to the Effective Time, multiplied by (ii) the excess of the Merger Consideration over the exercise price payable per Share under such Company stock option (the “Option Consideration”).
Each Company Restricted Share outstanding as of immediately prior to the Effective Time will become fully vested effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time and will be treated as a Share pursuant to the terms of the Merger Agreement.
Each RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Purchaser or the Company, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Merger Consideration (the “RSU Consideration”).
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement.”
The Offer is not subject to any financing condition. The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” including (i) there being validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries, would represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”), (ii) (A) any waiting period (and extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), will have expired or terminated, and any agreement between Parent, the Company or Purchaser with any governmental body, if agreed to by the other party in writing, not to consummate the Offer will have expired or been earlier terminated and (B) any required consents, approvals or expiration or termination of waiting periods from governmental bodies in certain specified jurisdictions, if any, will have been obtained (or deemed to have been obtained by virtue of the expiration or termination of any applicable waiting periods), (iii) the absence of any order or law that prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger, (iv) the accuracy of the representations and warranties of the Company contained in the Merger Agreement, subject to certain materiality standards, (v) the Company’s compliance with and performance in all material respects of its covenants and agreements contained in the Merger Agreement it is required to comply with or perform at or prior to the Offer Acceptance Time, (vi) the absence of any Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement, and (vii) the Merger Agreement will not have been terminated in accordance with its terms (the “Termination Condition”), as well as other customary conditions set forth in Annex I to the Merger Agreement.
Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Company has advised Parent that at a meeting of the Company Board held on September 8, 2025, Leerink Partners LLC (“Leerink Partners”) rendered to the Company Board its oral opinion (subsequently confirmed by delivery of its written opinion dated September 8, 2025) that, as of the date of such opinion, and based upon and subject to the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Offer Price and Merger Consideration proposed to be paid to the holders of Shares (other than Shares held by the Company or in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), Parent, Purchaser, any direct or indirect wholly owned subsidiary of Parent, or by Dissenting Stockholders) pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Leerink Partners, dated September 8, 2025, which describes the assumptions made, the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, is attached as Annex I to the Schedule 14D-9.

The Company has informed Purchaser that, as of the close of business on September 24, 2025, 25,799,160 Shares were outstanding.
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER
1.   Terms of the Offer
Purchaser is making an offer to purchase all of the outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will consummate the Offer and accept for payment at or as promptly as practicable following the Expiration Date all Shares validly tendered prior to the Expiration Date and not validly withdrawn as described in Section 4 — “Withdrawal Rights” and pay for all such Shares at or as promptly as practicable following the Offer Acceptance Time, but in any event within three business days thereafter.
The Offer is subject to the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” including:
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the Minimum Condition;

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(i) any waiting period (and extensions thereof) applicable to the Offer under the HSR Act will have expired or terminated, and any agreement between Parent, the Company or Purchaser with any governmental body, if agreed to by the other party in writing, not to consummate the Offer will have expired or been earlier terminated and (ii) any required consents, approvals or expiration or termination of waiting periods from governmental bodies in certain specified jurisdictions, if any, will have been obtained (or deemed to have been obtained by virtue of the expiration or termination of any applicable waiting periods);

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(i) no order will have been issued by any court of competent jurisdiction after the date of the Merger Agreement and remain in effect, nor (ii) will any legal requirement have been entered, enforced, enacted, or issued after the date of the Merger Agreement by any governmental body and remain in effect, in the case of each of clause (i) and (ii), which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger;

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the accuracy of the representations and warranties of the Company contained in the Merger Agreement, subject to certain materiality standards;

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the Company’s compliance with and performance in all material respects of its covenants and agreements contained in the Merger Agreement it is required to comply with or perform at or prior to the Offer Acceptance Time;

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the absence of any Material Adverse Effect since the date of the Merger Agreement; and

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the Termination Condition.

Purchaser expressly reserves the right to increase the Offer Price, waive, in whole or in part, any Offer Condition and make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, provided, however, that unless otherwise provided in the Merger Agreement, without the prior written consent of the Company, Purchaser may not (and Parent will cause Purchaser not to):
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decrease the Offer Price;

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change the form of consideration payable in the Offer;

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decrease the maximum number of Shares sought to be purchased in the Offer;

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impose conditions or requirements to the Offer in addition to the Offer Conditions;

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amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in any manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions;

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change or waive the Minimum Condition;

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terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or

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provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If either Parent or Purchaser waives a material condition of the Offer, such party will promptly disseminate such waiver to Company stockholders in a manner reasonably designed to inform them of such waiver and extend the Offer if and to the extent required by applicable Exchange Act rules or otherwise.
The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:
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if, as of any then-scheduled Expiration Date, any Offer Condition, other than the Minimum Condition, is not satisfied or, to the extent waivable in accordance with the terms of the Merger Agreement, has not been waived by Purchaser or Parent, Purchaser may, in its discretion (and without the consent of the Company or any other person), and at the request of the Company, Purchaser will, extend the Offer on one or more occasions for an additional period of up to 10 business days each per extension, to permit such Offer Condition to be satisfied;

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Purchaser will extend the Offer from time to time for the minimum period required by any legal requirements, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and

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if, as of the then-scheduled Expiration Date, all of the Offer Conditions have been satisfied or, to the extent waivable in accordance with the terms of the Merger Agreement, waived, except that the Minimum Condition has not been satisfied, Purchaser may, in its discretion (and without the consent of the Company or any other person) and at the request of the Company, Purchaser will, extend the Offer on one or more occasions for an additional period specified by the Company of up to 10 business days per extension, to permit the Minimum Condition to be satisfied; provided, however, that in no event will Purchaser be required to extend the Offer pursuant to this clause for more than three additional such extensions.

The Merger Agreement provides that in no event will Purchaser (i) be required to extend the Offer beyond the earliest to occur of the valid termination of the Merger Agreement and 11:59 p.m. Eastern Time on September 8, 2026 (as such date may be extended pursuant to the Merger Agreement, the “Outside Date”) or (ii) be permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum 10 business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the Expiration Date.
Under certain circumstances described in the Merger Agreement, Parent or the Company may terminate the Merger Agreement and the Offer. The Offer may not be terminated prior to the Expiration Date, unless the Merger Agreement is validly terminated in accordance with its terms. If the Merger Agreement is validly terminated, Purchaser will (and Parent will cause Purchaser to) promptly (and, in any event, within one business day of such termination), irrevocably and unconditionally terminate the Offer and will not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser will promptly return and will cause any depository acting on behalf of Purchaser to return, in accordance with applicable legal requirements, all tendered Shares to the registered holders thereof.
The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.   Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the Merger Agreement, including the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of each of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will consummate the Offer and accept for payment, at or as promptly as practicable following the Expiration Date, all Shares validly tendered and not validly withdrawn pursuant to the Offer and pay for all such Shares at or as promptly as practicable following the Offer Acceptance Time, but in any event within three business days thereof. Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.” In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent’s

Message (defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer”) in connection with a book-entry delivery of Shares, and any other required documents for such Shares.
In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message and (iii) any other documents required for such Shares. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, including by reason of any extension of the Offer or any delay in making such payment.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.
3.   Procedures for Accepting the Offer and Tendering Shares
Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address, or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration of the Offer.

Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, or an Agent’s Message in lieu of the Letter of Transmittal, and such other documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) in the case of Share Certificates, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or (iii) in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
The method of delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of the Shares (or Share Certificates), the Letter of Transmittal and all other required documents will be deemed made, and risk of loss thereof will pass, only when they are actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation with respect to such Shares). If such delivery is by mail, it is recommended that the Shares (or Share Certificates), the Letter of Transmittal and all other required documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to any judgment of any court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.
Stock Options, Restricted Shares and RSUs.   The Offer is being made only for Shares, and not for outstanding Company stock options, Company Restricted Shares or RSUs. Holders of outstanding Company stock options may participate in the Offer only if they first exercise such stock options, to the extent exercisable, in accordance with the terms thereof (including, with respect to stock options, the terms of the applicable equity incentive plan and equity award agreement or other applicable agreement with the Company) and tender the Shares, if any, issued upon such exercise prior to the Expiration Date. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Holders of Company stock options, Company Restricted Shares and RSUs that are outstanding immediately prior to the Effective Time will receive payment with respect to those stock options, Company Restricted Shares and RSUs following the Effective Time as provided in the Merger Agreement without participating in the Offer. See Section 11 — “The Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.
The Merger Agreement provides that each Company stock option that is outstanding as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Purchaser or the Company, each vested Company stock option (after giving effect to such acceleration), will be cancelled and converted into the right to receive the Option Consideration. See Section 11 — “The Merger Agreement” for additional information regarding the treatment of outstanding Company stock options in the Merger.

Each Company Restricted Share outstanding as of immediately prior to the Effective Time will become fully vested effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time and will be treated as a Share pursuant to the terms of the Merger Agreement.
Each RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will by virtue of the Merger and without any further action on the part of the holder thereof, Parent, Purchaser or the Company, be cancelled and converted into the right to receive the RSU Consideration. See Section 11 — “The Merger Agreement” for additional information regarding the treatment of outstanding RSUs in the Merger.
Information Reporting and Backup Withholding.   Payments of the Offer Price made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax at a rate of 24%. To avoid backup withholding, any stockholder that is a U.S. person (as defined in the instructions to the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal) and does not otherwise establish an exemption from U.S. federal backup withholding must complete and return an IRS Form W-9 pursuant to the instructions in the Letter of Transmittal. Any stockholder that is not a U.S. person should submit the appropriate version of IRS Form W-8 (including in certain cases additional information) in order to qualify for an exemption from information reporting and backup withholding. Stockholders that are not U.S. persons should consult their own tax advisors to determine which IRS Form W-8 is appropriate and what additional information they may have to provide. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
4.   Withdrawal Rights
Except as otherwise provided in this Section 4 with respect to withdrawal rights, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn according to the procedures set forth below at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days after commencement of the Offer, you may withdraw them at any time after November 28, 2025, the 60th day after commencement of the Offer.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to any judgment of any court of competent jurisdiction and the terms of the Merger Agreement. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5.   Material U.S. Federal Income Tax Consequences
The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders that tender their Shares, and whose tender of the Shares is accepted, in exchange for the Offer Price pursuant to the Offer and holders whose Shares are converted into the right to receive the Offer Price pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder and administrative guidance and judicial interpretations thereof, each in effect as of the date of this Offer to Purchase, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.
This discussion applies to a holder only if the holder holds its Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder subject to special treatment under U.S. federal income tax laws, including, but not limited to:
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a holder that is a regulated investment company, real estate investment trust, controlled foreign corporation, passive foreign investment company, cooperative, bank or other financial institution, insurance company, tax-exempt organization (including a private foundation), governmental organization, retirement or pension plan, dealer in securities or foreign currency, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States;

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a holder that is, or holds Shares through, a partnership, S corporation or other pass-through entity for U.S. federal income tax purposes;

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a holder that holds Shares as part of a straddle, hedging, constructive sale, conversion or other integrated transaction, or that is required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement;

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a holder that holds or has held, directly, indirectly or constructively by attribution, 5 percent or more of the Shares;

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a holder that holds Shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code;

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a holder that exercises appraisal rights in the Merger, or received the Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, or as restricted stock; and

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a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

In addition, this discussion does not address the alternative minimum tax provisions of the Code or net investment income tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
If a partnership, or another entity or arrangement treated as a partnership, or other pass-through entity for U.S. federal income tax purposes holds Shares, the tax treatment of its partners or members generally will depend on the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships and other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
This discussion of the material U.S. federal tax consequences of the Offer and the Merger to holders of Shares is for general information only and is not, is not intended to be, and may not be construed as, tax advice to holders of Shares. Because individual circumstances may differ, each holder of Shares is urged to consult his, her, or its own tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, including the application of the alternative minimum tax and any other U.S. federal, state, local and non-U.S. tax laws.
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Shares that is not a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
Tax Consequences to U.S. Holders.
Effect of the Offer and the Merger.   The exchange of a Share for the Offer Price pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. Holder should consult such U.S. Holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. Holder’s respective different blocks of Shares.
Information Reporting and Backup Withholding.   Payments made to a U.S. Holder in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided by such U.S. Holder is correct, and that such U.S. Holder is not subject to backup withholding. Certain U.S. Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable U.S. Holder’s U.S. federal income tax liability, provided that such U.S. Holder timely furnishes the required information to the IRS.
Tax Consequences to Non-U.S. Holders.
Effect of the Offer and the Merger.   Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”) and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or a lower rate under an applicable income tax treaty) on its “effectively connected” gains; or

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on the gain derived from the disposition of the Shares, which gain may be offset by U.S. source capital losses for the Non-U.S. Holder’s tax year.

Information Reporting and Backup Withholding.   Payments made to a Non-U.S. Holder in the Offer or the Merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A Non-U.S. Holder can avoid backup withholding by providing the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder timely furnishes the required information to the IRS.
6.   Price Range of Shares; Dividends on the Shares; Effect of the Offer on the Market for Shares
The Shares currently trade on Nasdaq under the symbol “TRML.” The following table sets forth the high and low intraday sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by Nasdaq:
	High	Low
Fiscal Year Ending December 31, 2025
Third Quarter (through September 26, 2025)	$47.79	$15.45
Second Quarter	$20.17	$11.56
First Quarter	$22.21	$11.87
Fiscal Year Ending December 31, 2024
Fourth Quarter	$29.79	$19.14
Third Quarter	$26.00	$12.12
Second Quarter	$23.71	$12.53
First Quarter	$48.31	$22.20
Fiscal Year Ending December 31, 2023
Fourth Quarter	$31.30	$9.18
Third Quarter	$32.90	$26.20
Second Quarter	$32.90	$17.30
First Quarter	$21.50	$10.40

On September 8, 2025, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $30.18 per Share. On September 26, 2025, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $47.74 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
The Company has never declared or paid cash dividends on the Shares and does not anticipate declaring or paying cash dividends on the Shares in the foreseeable future.
Market for the Shares.   If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as promptly as practicable after the Offer Acceptance Time in accordance with Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.
Nasdaq Listing.   Immediately following the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will be only one stockholder of the Company, and we intend and will cause the surviving corporation to delist the Shares from Nasdaq.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated by application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend to have the Company apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
7.   Certain Information Concerning the Company
The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.
The Company.   Tourmaline Bio, Inc. (Nasdaq: TRML) is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, the Company is a late-stage clinical biotechnology company focused on developing transformative medicines that dramatically improve the lives of patients with life-altering immune and inflammatory diseases. In doing so, the Company seeks to identify and develop medicines that have the potential to establish new standards-of-care in areas of high unmet medical need.
The Company’s initial product candidate is pacibekitug, a fully human monoclonal antibody that selectively binds to interleukin-6 (“IL-6”), a key proinflammatory cytokine involved in the pathogenesis of many autoimmune and inflammatory disorders. The anti-IL-6 and anti-IL-6 receptor (“IL-6R”) antibody class (“IL-6 class”) has over two decades of clinical and commercial experience treating over a million patients with a variety of autoimmune and inflammatory diseases. Seven anti-IL-6 or anti-IL-6R antibodies have been approved for use in the United States.
Pacibekitug is a long-acting anti-IL-6 antibody which the Company believes has best-in-class properties including a high binding affinity to IL-6, long half-life, and low observed immunogenicity. These characteristics may allow pacibekitug to achieve substantial IL-6 pathway suppression with relatively low amounts of drug exposure, potentially enabling delivery in a convenient, low volume, infrequently administered, subcutaneous injection.
The Company is pursuing two strategic paths for pacibekitug, the first of which is cardiovascular inflammation. The Company believes pacibekitug has the potential to transform the standard of care for patients living with high risk of cardiovascular disease by targeting key inflammatory pathways driving cardiovascular disease. Atherosclerotic cardiovascular disease (“ASCVD”) is a leading cause of death globally. Preventing major adverse cardiovascular events (“MACE”), such as cardiovascular death, nonfatal myocardial infarction or nonfatal stroke, has the potential to significantly reduce global cardiovascular disease burden. IL-6 has been identified as a promising drug target for addressing the risk of MACE in ASCVD, and multiple external Phase 3 cardiovascular outcome trials investigating IL-6 blockade are ongoing. The Company believes that pacibekitug potentially offers a meaningfully enhanced product profile to these competitor programs with a potential for subcutaneous dosing once every three months.
In January 2024 the Company announced it had reached alignment with the U.S. Food and Drug Administration (the “FDA”) on its ASCVD clinical development program, including its Phase 2 TRANQUILITY trial evaluating the reduction of high sensitivity C-reactive protein (“hs-CRP”), a validated biomarker for inflammation, with quarterly and monthly dosing of pacibekitug in patients with elevated hs-CRP and chronic kidney disease. In March 2024, the FDA cleared the Company’s Investigational New Drug application (“IND”) related to its ASCVD clinical development program. The Phase 2 TRANQUILITY trial commenced in April 2024 and completed over-enrollment in December 2024.
In May 2025, the Company reported positive topline data from the ongoing Phase 2 TRANQUILITY trial. Rapid, deep, and durable reductions in hs-CRP through Day 90 were achieved across all pacibekitug arms with high statistical significance as compared to placebo (p<0.0001 for all arms). Based upon these results, pacibekitug became the first and only IL-6 inhibitor known to demonstrate deep hs-CRP reductions with quarterly dosing in a clinical trial, achieving >85% reductions in hs-CRP from baseline in the 50 mg quarterly arm. The overall incidence rates of adverse events and serious adverse events in the pacibekitug groups were comparable to placebo through the data extract date of April 23, 2025. The Company continues to make progress in the planning for a potential Phase 3 cardiovascular outcomes trial in ASCVD.
Additionally, the Company has nominated abdominal aortic aneurysm (“AAA”) as an additional indication within its cardiovascular inflammation disease focus. The Company completed a successful pre-IND interaction with the FDA in the second quarter of 2025 and has reached alignment with the FDA on the Company’s plans to conduct a Phase 2 proof-of-concept trial in AAA, including the design of the study and the use of multi-modality imaging. The Company plans to initiate the Phase 2 proof-of-concept trial in AAA in the second half of 2025.
The Company’s second strategic path is thyroid eye disease (“TED”). TED is an autoimmune disease characterized by autoantibody-mediated activation of the tissues surrounding the eye, causing inflammation and disfigurement which can be sight-threatening in severe cases. The Company has identified a substantial body of published clinical observations characterizing the beneficial off-label use of currently marketed IL-6 pathway inhibitors, namely Actemra® (tocilizumab), an anti-IL-6R monoclonal antibody, in reducing inflammation, eye-bulging, and levels of autoantibodies in patients with TED. However, no formal, industry-sponsored development effort studying the IL-6 class for the treatment of TED has been completed to date. The Company is currently evaluating pacibekitug in a pivotal Phase 2b trial in first-line TED (the “spiriTED trial”). The Company initiated the spiriTED trial in September 2023 and expects to report topline data in early 2026.
The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:
Tourmaline Bio, Inc.
27 West 24th Street, Suite 702
New York, NY 10010
(646) 481-9832
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their compensation, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such information also will be available in the Schedule 14D-9. Copies of such reports, proxy statements and other information filed electronically by the Company with the SEC are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
8.   Certain Information Concerning Parent and Purchaser
Parent.   Parent was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Parent, Ciba-Geigy AG and Sandoz AG, merged into this new entity, creating Parent. Parent is domiciled in and governed by the laws of Switzerland. The following description of Parent and its business is qualified in its entirety by reference to Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024.
Novartis is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of innovative pharmaceutical medicines. Parent is a Swiss holding company and owns, directly or indirectly, all of the significant operating companies of Novartis.
Our purpose is to reimagine medicine to improve and extend people’s lives. Our strategy is to focus on high-value, innovative medicines that alleviate society’s greatest disease burdens through technology leadership in research and development and novel access approaches. Our core therapeutic areas are (i) cardiovascular, renal and metabolic diseases, (ii) immunology, (iii) neuroscience, and (iv) oncology.
Our operations are divided into five organizational units:
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Biomedical Research:   The innovation engine, focused on creating new ways of fighting disease and turning scientific breakthroughs into new medicines with the potential to change lives.

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Development:   Oversees the development of potential new medicines through clinical trials to confirm their safety and efficacy, and steers the way to regulatory approval for use by patients.

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Operations:   Manufactures and delivers our medicines to customers, while also overseeing the global functions of information technology, procurement and real estate services.

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The two commercial units, US and International: Focused on their respective geographic areas, these units work with customers to provide innovative medicines and services that improve treatment options and raise the quality of care for patients.

Parent’s shares are listed in Switzerland on the SIX Swiss Exchange under the symbol “NOVN,” and Parent’s American Depositary Shares, each of which represents one Parent share and is evidenced by an American Depositary Receipt, are traded on the New York Stock Exchange under the symbol “NVS.”

The address of Parent’s principal executive offices and Parent’s phone number at its principal executive offices are as set forth below:
Novartis AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
+41-61-324-1111
Purchaser.   Purchaser is a Delaware corporation and an indirect wholly owned subsidiary of Parent, and was formed solely for the purpose of effecting the Merger. Purchaser has not engaged in any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Until immediately before the time Purchaser accepts Shares for purchase in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Upon consummation of the Merger, Purchaser will merge with and into the Company, whereupon the separate existence of Purchaser will cease, and the Company will continue as the surviving corporation.
The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:
Torino Merger Sub Inc.
One Health Plaza,
East Hanover, NJ 07936
+1-862-778-8300
The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Purchaser and Parent and certain other information are set forth in Schedule I to this Offer to Purchase.
During the last five years, none of Purchaser, Parent, or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
None of Purchaser, Parent, or, to the best knowledge of Purchaser and Parent, the persons listed in Schedule I hereto or any associate or other majority-owned subsidiary of Purchaser, Parent, or of any of the persons so listed (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, or (ii) has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days. Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Purchaser, Parent, or, to the best knowledge of Purchaser and Parent, the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
During the two years before the date of this Offer to Purchase, there have been (i) no transactions between any of Purchaser, Parent, their subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (ii) no negotiations, transactions or material contacts between Purchaser, Parent, their subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO (as it may be amended, supplemented or otherwise modified from time to time, the “Schedule TO”). The Schedule TO and the exhibits thereto, as well as other information filed by Parent and the Purchaser with the SEC, are available and may be obtained at no charge at the SEC’s website at www.sec.gov.
9.   Source and Amount of Funds
We estimate that we will need approximately $1.4 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent, or its controlled affiliates, will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer, to provide funding for the Merger and to make payments for outstanding Company stock options, Company Restricted Shares and RSUs, in each case pursuant to the terms of and subject to the conditions set forth in the Merger Agreement. Parent, or its controlled affiliates, have, or will have, available, through a variety of sources, including cash on hand, sufficient funds to consummate the Offer and the Merger and to pay related fees and expenses. We have no specific alternative financing arrangements or alternate financing plans in connection with the Offer or the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.
10.   Background of the Offer and the Merger; Past Contacts or Negotiations with the Company
Background of the Offer
The following is a description of contacts between representatives of Parent and its affiliates and representatives of the Company and other persons that resulted in the execution of the Merger Agreement. For a review of the Company’s additional activities, please refer to the Schedule 14D-9 that will be filed by the Company with the SEC and mailed to stockholders of the Company.
From time to time in the ordinary course of business, Parent evaluates various business opportunities to enhance shareholder value. These evaluations have included periodic assessments of potential strategic transactions to strengthen Parent’s existing business.
In November 2023 and November 2024, representatives of Parent met with representatives of the Company at the American Heart Association Scientific Sessions 2023 and the American Heart Association Scientific Sessions 2024, respectively, to receive a general non-confidential status update on the Company’s development programs in connection with ordinary course business development discussions regarding future strategic opportunities.
In September 2024, representatives of Parent met with representatives of the Company at the European Society of Cardiology to discuss general updates on the Company’s development programs in connection with ordinary course business development discussions regarding future strategic opportunities.
Between November 2024 and April 2025, the Company continued to provide Parent periodic written updates on the progress of the Company’s Phase 2 TRANQUILITY trial evaluating quarterly and monthly subcutaneous dosing of pacibekitug in patients with elevated high-sensitivity C-reactive protein (hs-CRP), a biomarker associated with elevated cardiovascular risk, and chronic kidney disease (CKD), including providing Parent with copies of the Company’s latest non-confidential corporate presentations.
In early-March 2025, representatives of Parent corresponded with representatives of the Company and expressed a preliminary belief that Parent may want to wait to have any further discussions with the Company until the Phase 2 TRANQUILITY results were available.
On April 18, 2025, an affiliate of Parent and the Company entered into a confidentiality agreement, as required by the Company in order to attend a management presentation by the Company and to obtain data from its Phase 2 TRANQUILITY trial. This confidentiality agreement did not include a standstill provision.
On April 22, 2025, Parent provided the Company with a list of questions to guide their upcoming discussion during a management presentation scheduled for April 28, 2025. Also on April 22, 2025,

representatives of Parent held a call with representatives of the Company to discuss the Q&A process for the management presentation.
On April 25, 2025, representatives of the Company held a call with representatives of Parent to further discuss preparatory questions for the April 28, 2025 management presentation.
On April 28, 2025, representatives of Parent received a management presentation from representatives of the Company that discussed, among other things, an overview of the Company and its lead product candidate, pacibekitug, including the current status of development, the expected target product profile and future development plans and timelines.
On May 5, 2025, representatives of Parent were provided access to an online data room containing certain preliminary due diligence materials.
On May 16, 2025, representatives of Parent received, on a confidential basis, a management presentation from representatives of the Company to review positive topline data from the Company’s ongoing Phase 2 TRANQUILITY trial in advance of the Company’s public announcement of such topline data.
On May 20, 2025, the Company announced the positive topline data from its ongoing Phase 2 TRANQUILITY trial.
On May 27, 2025, representatives of Parent held a call with representatives of the Company to discuss mutual interest in a potential strategic transaction.
On May 28, 2025, representatives of Parent held a call with representatives of the Company to discuss arrangements regarding access to patient level data.
On June 3, 2025, representatives of Parent held a call with representatives of the Company in which the Company representatives provided Parent with an overview of the anticipated diligence process and timing.
On June 6, June 11, June 19, June 26, July 7 and July 14, 2025, representatives of Parent held additional calls with representatives of the Company regarding due diligence matters as well as potential strategic transaction matters. Following such discussions, Parent continued to assess internally whether to pursue any such potential strategic transaction.
On June 16, 2025, representatives of Parent met with the Chief Executive Officer of the Company at the annual BIO International Convention and reiterated Parent’s interest in engaging in discussions regarding a potential transaction with the Company.
On July 22, 2025, a senior member of management of Parent held discussions with the Chief Executive Officer of the Company, and later that same day, Parent submitted a written non-binding indication of interest to acquire the Company for $25.00 per share in cash, and a non-tradable contingent value right (“CVR”) representing the right to receive two contingent cash payments with an aggregate amount payable of up to $7.00 per share, with such contingent payments becoming payable upon the occurrence of certain future milestone events.
On July 29, 2025, representatives of Leerink Partners LLC (“Leerink Partners”), financial advisor to the Company, discussed with Parent that, in the Company’s view, Parent’s July 22 proposal insufficiently valued the Company and that another participant had also submitted a written non-binding indication of interest to acquire the Company that the Company also deemed to provide insufficient value.
On July 31, 2025, a senior member of management of Parent held discussions with the Chief Executive Officer of the Company, and later that same day, Parent submitted a revised written non-binding indication of interest to acquire the Company for $32.00 per share in cash.
On August 6, 2025, representatives of Leerink Partners discussed with representatives of Parent that, in the Company’s view, Parent’s July 31 proposal insufficiently valued the Company and that another party had also submitted a written non-binding indication of interest to acquire the Company that the Company also deemed to provide insufficient value.

On August 7, 2025, representatives of Leerink Partners discussed with representatives of Parent that the other party had submitted a revised written non-binding indication of interest that materially improved its proposal.
On August 9, 2025, Parent submitted a revised written non-binding indication of interest to acquire the Company for $35.00 per share in cash.
On August 11, 2025, representatives of Leerink Partners discussed with representatives of Parent that the revised written non-binding indication of interest from the other party was superior to Parent’s August 9 proposal and communicated that Parent should consider improving its proposal in order to be competitive with the other participant’s proposal.
On August 13, 2025, Parent submitted a revised written non-binding indication of interest to acquire the Company for $38.00 per share in cash.
On August 14, 2025, representatives of Leerink Partners discussed with representatives of Parent that Parent would be granted access to patient level data subject to appropriate confidentiality guidelines and entering into a confidentiality agreement with a standstill provision, but only as a basis for Parent to further improve its proposal.
From August 15, 2025 through the date of signing of the Merger Agreement on September 8, 2025, representatives of the Company and its advisors uploaded diligence materials to the online data room in response to questions from Parent and its representatives and held diligence calls, including with respect to patient level data, with representatives of Parent and its legal advisors.
Early in the morning on August 16, 2025, Parent received a process letter from Leerink Partners in which, among other things, the Company directed that each of the parties participating in the Company’s process, including Parent, submit a “best and final” proposal by a specified time on September 5, 2025 and a markup of a form of merger agreement that would be provided by the Company via the online data room.
On August 19, 2025, Parent and the Company entered into an updated confidentiality agreement in order to provide Parent with access to certain diligence materials, including patient level data. This confidentiality agreement included a 12-month standstill provision that did not prohibit Parent from making a confidential proposal to the Company Board that would not reasonably require the Company to make a public disclosure thereof.
On August 20, 2025, Leerink Partners informed representatives of Parent that an initial draft of the Merger Agreement had been uploaded to the online data room. The initial draft of the Merger Agreement proposed, among other things, that the acquisition would be structured as an all-cash tender offer followed by a short-form merger pursuant to Section 251(h) of the DGCL, limited conditions to the Parent’s obligations to consummate the Offer and the Merger, an obligation on the part of Parent to take all steps necessary to obtain any antitrust approvals, including undertaking certain remedial actions like divestitures, and the ability for the Company to terminate the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer.
On August 22, 2025, representatives of Hogan Lovells US LLP (“Hogan Lovells”), Parent’s outside counsel, held discussions with representatives of Cooley LLP (“Cooley”), the Company’s outside counsel, at Hogan Lovells’s request, to discuss the proposed transaction and expectations for the markup to the merger agreement.
On August 29, 2025, Hogan Lovells sent a revised draft of the Merger Agreement to Cooley. Among other things, the revised draft of the Merger Agreement sent to Cooley modified the conditions to Parent’s obligation to consummate the Offer and the Merger, revised the obligations of Parent to take certain actions to obtain antitrust approval for the transaction, including an express disclaimer regarding any divestitures of assets to receive necessary approvals, introduced a reverse termination fee payable by Parent to the Company in the event of a termination of the Merger Agreement as a result of certain conditions related to the receipt of applicable antitrust approvals not being satisfied, and increased the termination fee payable by the Company to Parent in the event the Company terminates the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer.

On September 1, 2025, the Company uploaded an initial draft of the Company’s disclosure letter to the online data room.
On September 2, 2025, the Chief Executive Officer of the Company held a call with a senior member of management of Parent to inform Parent that the Company did not anticipate that participants in the Company’s process would have a further opportunity to increase the value in each such participant’s proposal after submission of “best and final” offers on September 5, 2025. Parent was also informed that, if Parent’s “best and final” offer sufficiently valued the Company, the Company would enter into an exclusivity agreement with Parent with respect to the period of time that would remain until the execution of the Merger Agreement.
Also on September 2, 2025, representatives of Hogan Lovells and representatives of Cooley held discussions regarding the key open issues in the Merger Agreement draft sent by Hogan Lovells on August 29, 2025.
On September 4, 2025, Hogan Lovells sent a revised draft of the Merger Agreement to Cooley which, among other things, reduced the termination fee payable by the Company to Parent in the event the Company terminates the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer and modified the specific circumstances in which the termination fee would be payable. In addition, Hogan Lovells also sent to Cooley a revised draft of the Company’s disclosure letter.
On the morning of September 5, 2025, representative of Leerink Partners contacted representatives of Parent to discuss Parent’s plans for submitting a “best and final” revised written non-binding indication of interest.
Later on September 5, 2025, Parent submitted a “best and final” revised written non-binding indication of interest to acquire the Company for $48.00 per share in cash and a draft exclusivity agreement to be entered into by Parent and the Company with respect to the period of time that would remain until the execution of the Merger Agreement. Later that day, the Chief Executive Officer of the Company had a call with the Chief Executive Officer of Parent and a senior member of management of Parent to discuss the proposal submitted by Parent and that the Company would communicate next steps after the Company Board evaluated the proposal submitted by Parent and the proposal that the Company expected to receive from the other participant in the Company’s sale process.
On September 6, 2025, the Chief Executive Officer of the Company and representatives of Leerink Partners separately contacted representatives of Parent to confirm that the Company was willing to move forward with Parent on the basis of Parent’s September 5 proposal, subject to finalizing the remaining open legal issues in the draft Merger Agreement. Later that day, the Company entered into an exclusivity agreement with Parent regarding negotiations of the proposed transaction that would expire at 11:59 PM (New York time) on September 8, 2025.
From September 6, 2025 until the Merger Agreement was entered into on September 8, 2025, representatives of Hogan Lovells and representatives of Cooley negotiated the terms of the Merger Agreement, including, among other things, the obligations of Parent not to take certain actions prior to obtaining antitrust approval for the transaction. During this period, representatives of Hogan Lovells and representatives of Cooley exchanged revised drafts of the Company’s disclosure letter.
On September 7, 2025, the Chief Executive Officer of the Company held a call with a senior member of management of Parent to discuss timing for completion of the negotiations of the Merger Agreement and announcement of the proposed transaction.
Later on September 7, 2025, the Parent Board of Directors held a meeting. At the meeting, the Parent Board of Directors reviewed the terms of the proposed transaction with the Company. Following discussion, the Parent Board of Directors unanimously approved the terms of the proposed transaction with the Company.
On September 8, 2025, following discussions among Cooley and Hogan Lovells, Hogan Lovells and Cooley finalized the Merger Agreement and the Company’s disclosure letter and, later on September 8, 2025, Parent, Purchaser and the Company executed the Merger Agreement.

On September 9, 2025, before the stock market opened in the United States, Parent and the Company each issued a press release announcing the execution of the Merger Agreement. Shortly thereafter, the Company filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.
11.   The Merger Agreement
THE MERGER AGREEMENT
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on September 9, 2025 and incorporated herein by reference. Stockholders should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.
The Merger Agreement and the summary included below are not intended to provide any other factual information about Parent, Purchaser or the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were the product of negotiations among the parties thereto with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases with respect to the Merger Agreement were qualified by disclosures set forth in a confidential disclosure letter that was provided by the Company to Parent and Purchaser but is not filed with the SEC as part of the Merger Agreement (the “Company Disclosure Letter”). Investors and stockholders are not third-party beneficiaries under the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since September 9, 2025, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer
Provided that the Merger Agreement has not been terminated in accordance with the Merger Agreement and the Company has timely provided to Parent and Purchaser all information required to be provided by it pursuant to the Merger Agreement, Purchaser will commence a cash tender offer (as promptly as practicable but no later than September 29, 2025) to acquire all of the Shares other than Excluded Shares for an amount in cash equal to $48.00 per Share, without interest, and subject to any withholding of taxes required by applicable legal requirements. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, and the satisfaction or waiver of the other Offer Conditions set forth in “Section 15 — Conditions to the Offer.”
Purchaser has the right to (a) increase the Offer Price, (b) waive, in whole or in part, any Offer Condition and (c) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, unless otherwise provided by the Merger Agreement, without the Company’s prior written consent, Purchaser will not (and Parent will cause Purchaser not to) (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (vi) change or waive the Minimum Condition, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as described in “Section 11 — The Merger Agreement — Extensions of the Offer” or (viii) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. Parent and Purchaser will, and each of Parent and Purchaser will ensure that all of their respective controlled affiliates will, tender any Shares held by them (if any) into the Offer.
Extensions of the Offer
The Offer will initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the Expiration Date. If, as of any then-scheduled Expiration Date, any Offer Condition, other than the Minimum Condition, is not satisfied or, to the extent waivable in accordance with the terms of the Merger Agreement, has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), and at the request of the Company, Purchaser will, extend the Offer on one or more occasions for an additional period of up to 10 business days each per extension, to permit such Offer Condition to be satisfied, except Purchaser will not (a) be required to extend the Offer beyond the earliest to occur of the valid termination of the Merger Agreement and the Outside Date or (b) be permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company. Purchaser is also required to extend the Offer from time to time for the minimum period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer, except Purchaser will not (i) be required to extend the Offer beyond the earliest to occur of the valid termination of the Merger Agreement and the Outside Date or (ii) be permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company. Further, if, as of the then-scheduled Expiration Date, all of the Offer Conditions have been satisfied or, to the extent waivable in accordance with the terms hereof, waived, except that the Minimum Condition has not been satisfied, Purchaser may, in its discretion (and without the consent of the Company or any other Person) and at the request of the Company, Purchaser will, extend the Offer on one or more occasions for an additional period specified by the Company of up to 10 business days per extension, to permit the Minimum Condition to be satisfied, except that Purchaser will not be (x) required to extend the Offer for more than three additional such extensions; (y) required to extend the Offer beyond the earliest to occur of the valid termination of the Merger Agreement and the Outside Date or (z) permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company.
The Merger Agreement obligates Purchaser (and Parent to cause Purchaser), subject to the satisfaction or waiver of the conditions set forth in “Section 15 — Conditions to the Offer,” to, at or as promptly practicable following the Expiration Date, but in any event within one business day thereof, irrevocably accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer and at or as promptly as practicable following the Offer Acceptance Time, but in any event within three business days thereof, pay for such Shares.
The Merger
As promptly as reasonably practicable after (but in no case later than the second business day following) the Offer Acceptance Time, following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company, and the Company will survive as a wholly owned indirect subsidiary of Parent. At the Effective Time, any Shares not purchased pursuant to the Offer (other than Shares (i) then held by (A) the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), (B) Parent, Purchaser or any subsidiary of Parent, or (C) any stockholder of record and beneficial owner of the Company who is entitled to demand, has properly and validly demanded, and has not failed to perfect, nor waived, effectively withdrawn or otherwise lost their statutory right of appraisal of such Shares in accordance and compliance with Section 262 of the DGCL) will be automatically converted into the right to receive, in cash, without interest thereon and subject to any withholding of taxes required by applicable legal requirement, an amount equal to the Offer Price.

The certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated as of the Effective Time to read in its entirety as set forth on Exhibit B to the Merger Agreement. The bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated as of the Effective Time to read in their entirety as set forth on Exhibit C to the Merger Agreement. The directors of Purchaser immediately prior to the Effective Time will become the directors of the Company as the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Company as the surviving corporation. The officers of Purchaser immediately prior to the Effective Time will become the officers of the Company as the surviving corporation until their respective successors are appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Company as the surviving corporation.
The Merger will be effected pursuant to Section 251(h) of the DGCL and will be effected without a vote of the Company’s stockholders.
Treatment of Company Stock Awards
Company Options
Pursuant to the terms of the Merger Agreement, each Company Option that is outstanding as of immediately prior to the Effective Time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each vested Company Option (after giving effect to the acceleration treatment set forth in the preceding sentence) that is then outstanding and unexercised as of immediately before the Effective Time will be cancelled and converted into the right to receive the Option Consideration.
Company Restricted Stock
Pursuant to the terms of the Merger Agreement, each Company Restricted Share outstanding as of immediately prior to the Effective Time will become fully vested effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time and will, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, and net of any applicable withholding taxes required to be deducted and withheld by applicable tax legal requirements and pursuant to the individual award agreement pursuant to which the Company Restricted Share was granted, be treated as a Share for all purposes under the terms of the Merger Agreement.
Company RSU Awards
Pursuant to the terms of the Merger Agreement, each RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, be cancelled and converted into the right to receive the RSU Consideration.
Payment for Company Options and RSUs
As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), Parent will, or will cause the Company as the surviving corporation (or, at Parent’s election, a third party payroll provider of national reputation) to, pay through the Company’s (or such third party payroll provider’s) payroll the aggregate Option Consideration and RSU Consideration payable with respect to Company Options and RSUs held by current or former employees of the Company (net of any withholding taxes required to be deducted and withheld by applicable legal requirements); provided, however, that to the extent the holder of a Company Option or RSU is not, and was not at any time during the vesting period of the Company Option or RSU, an employee of the Company for employment tax purposes, the Option Consideration or RSU Consideration payable with respect to such Company Option or RSU will be deposited in the Payment Fund and paid by the Paying Agent.

Prior to the consummation of the Merger, the Company Board or any committee thereof will (i) adopt such resolutions and take such other actions as are necessary to give effect to the transactions related to the Company Stock Awards contemplated by the foregoing paragraphs, (ii) ensure that after the Effective Time no holder of Company Stock Awards will have any right thereunder to acquire any securities of the Company, the surviving corporation or Parent, or to receive any payment or benefit with respect to any Company Stock Award, except as provided in the foregoing paragraphs and (iii) ensure that after the Effective Time no further Company Stock Awards or other rights with respect to Shares will be granted or outstanding under the Company Equity Plans.
Treatment of the Company ESPP
With respect to the Company ESPP, as soon as reasonably practicable following the date of the Merger Agreement, the Company will take all actions that are necessary to provide that: (a) following the date of the Merger Agreement, no person or entity may become a participant in the Company ESPP and no offering period will commence under the Company ESPP; and (b) subject to the consummation of the Merger, the Company ESPP will terminate effective immediately prior to the Effective Time.
Representations and Warranties
In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:
•
due organization and good standing;

•
certificate of incorporation and bylaws;

•
authority, binding nature of agreement, and anti-takeover laws;

•
capitalization;

•
merger approval;

•
non-contravention and consents;

•
SEC filings and financial statements;

•
Rule 14d-10;

•
absence of changes;

•
liabilities;

•
title to assets;

•
real property;

•
intellectual property;

•
data protection;

•
contracts;

•
compliance with legal requirements and regulatory matters;

•
trade control laws and anti-corruption laws;

•
governmental authorizations and compliance with laws;

•
tax matters;

•
employee matters and benefit plans;

•
environmental matters;

•
insurance;

•
legal proceedings and orders;

•
brokers and finders;

•
fairness opinion;

•
national security;

•
related party transactions; and

•
no other representations or warranties; acknowledgement by Company.

The representations and warranties will not survive consummation of the Merger. Additionally, some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Material Adverse Effect” clause. For purposes of the Merger Agreement, “Material Adverse Effect” means any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company (taken as a whole) or (ii) prevents or materially impairs the ability of the Company to consummate the Offer or the Merger by the Outside Date. However, solely with respect to clause (i), no Effect arising out of, relating to or resulting from the following, will be deemed in and of themselves, either alone or in combination, to be or constitute, or will be taken into account in determining, whether there has been, or would reasonably be expected to be, a Material Adverse Effect, except in the case of clauses (a) through (e) below, to the extent such Effect has a disproportionate adverse impact on the Company (taken as a whole) as compared to other similarly situated participants in the industries in which the Company operates (in which case any such incremental disproportionate adverse impact (and only such incremental disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably be expected to be a Material Adverse Effect):
(a)
general economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets or in the industry in which the Company operates, in each case in the United States or any other country or region;

(b)
any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates, tariffs or fluctuations in the value of any currency;

(c)
any Effect in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

(d)
any act of terrorism, war, cyber attacks, cyber terrorism, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic or epidemic (and any escalation or worsening of any of the foregoing);

(e)
any change in any legal requirements or GAAP, or legally binding interpretations of any legal requirements or GAAP;

(f)
any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company, except that the underlying factors contributing to any such change will not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect;

(g)
any Effect arising out of or relating to the announcement, execution, pendency or performance of the Merger Agreement or the Transactions, including (1) any claim or legal proceeding after the date hereof against the Company or any of its directors or officers (in their capacity as such) by any stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to the Merger Agreement or the Transactions, (2) any negative development in customer, supplier, distributor, employee, financing source, stockholder, regulatory or business partner of the Company resulting therefrom or (3) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its affiliates, except that this forgoing clause (g) will not apply with respect to any representation or warranty that expressly addresses the consequences of the announcement of, or the compliance with, the Merger Agreement, or the pendency or consummation of the Transactions or with respect to the Representations Condition, solely to the extent it relates to such representations and warranties;

(h)
(1) any action taken (or omitted to be taken) with the express written consent of Parent or (2) the failure to take any action that is expressly prohibited by the terms of the Merger Agreement to the extent Parent unreasonably fails to give its consent thereto after a written request therefor;

(i)
any failure by the Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period, except that the underlying factors contributing to any such failure will not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect;

(j)
any determination by, or delay of a determination by, the FDA or any other governmental body, or any panel, or advisory body empowered or appointed thereby, with respect to any applications, approvals or clearances relating to the Company’s or its competitors’ or potential competitors’ product candidates, products, or programs;

(k)
any results, outcomes, data, indications, adverse events, side effects or safety observations arising from preclinical trials, clinical trials or testing (including any stability testing), including any requirement to conduct further clinical studies or tests or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of any new side effects, adverse events or safety observations, with respect to the Company’s or its competitors’ product candidates, products or program;

(l)
the results of, or any data derived from, any preclinical or clinical testing being conducted by or on behalf of any actual competitor of the Company or any announcements thereof;

(m)
any regulatory, preclinical or clinical, competitive, pricing reimbursement or manufacturing effects, changes, events, facts, circumstances or occurrences relating to or affecting any product candidate of the Company or any product or product candidate competitive with or related to any product candidate of the Company; or

(n)
the availability of or cost of equity, debt or other financing to Parent or Purchaser;

except, that any Effect referred to in the foregoing clauses (j), (k), (l) and (m) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect involves: (x) any wrongdoing by the Company or any of its affiliates, employees or other representatives, (y) any action taken (or the failure to takes any action) by or at the express direction of the Company constituting fraud or violation of applicable legal requirement or (z) any willful and material failure on the part of the Company to comply with the approved clinical protocol of the development of any product or product candidate, unless Parent will have consented in writing to the taking or failure to take any such action.
In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to, among other things:
•
due organization;

•
Purchaser;

•
authority, binding nature of agreement;

•
non-contravention, consents;

•
disclosure;

•
absence of litigation;

•
sufficiency of funds;

•
ownership of Company Common Stock;

•
brokers and finders;

•
stockholder and management arrangements; and

•
no other representations or warranties; acknowledgement by Parent and Purchaser.

Operating Covenants
The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as expressly required or otherwise expressly contemplated under the Merger Agreement, (ii) as required by applicable legal requirements, (iii) with the written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed or (iv) as set forth in the Company Disclosure Letter, the Company will (a) conduct its operations according to its ordinary course of business in all material respects consistent with past practice; (b) use its commercially reasonable efforts to (A) maintain its existence in good standing pursuant to applicable legal requirements, and (c) use its commercially reasonable efforts to: (A) preserve intact its material assets, properties, contracts or other material legally binding understandings, licenses, permits and business organizations, (B) keep available the services of its present employees (other than any terminations for cause or voluntary resignations); and (C) preserve the current relationships with governmental bodies and with material customers, vendors, distributors, manufacturers, consultants, researchers, partners, lessors, licensors, licensees, creditors, contractors and other persons or entities with which the Company has material business relations; provided, that any failure to take any action prohibited by Section 5.2(b) of the Merger Agreement (as detailed in the bullet points in the immediately following paragraph) as a result of Parent’s unreasonable withholding, conditioning or delaying consent will not be deemed a breach of the Merger Agreement.
The Merger Agreement also contains specific covenants restricting the Company from taking certain actions during the Pre-Closing Period (subject to the same exceptions listed above), including, among other things, not to:
•
establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares);

•
repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, subject to customary exceptions;

•
split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;

•
sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by the Company (other than pursuant to agreements in effect as of the date of the Merger Agreement) of (a) any capital stock, equity interest or other security of the Company, (b) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or (c) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company (except that the Company may (1) issue Shares as required to be issued upon the settlement of RSUs outstanding on the date of the Merger Agreement, upon the exercise of Company Options outstanding on the date of the Merger Agreement, or the vesting of Company Stock Awards outstanding as of the date of the Merger Agreement, (2) sell shares upon exercise of Company Options if necessary to effectuate an optionee direction upon exercise or sales to satisfy the exercise price or tax obligations with respect to Company Stock Awards and (3) authorize purchases of shares under a Rule 10b5-1 plan);

•
except as required by the terms of any compensation or employee benefit plan, policy, practice, program, agreement or arrangement of the Company (an “Employee Plan”) in effect on the date of the Merger Agreement and made available to Parent, or otherwise permitted under the Merger Agreement, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of the Merger Agreement), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of the Merger Agreement) (except that the Company (a) may amend any Employee Plans to the extent required by applicable legal requirements; and (b) may replace, renew or extend a broadly applicable Employee Plan in the ordinary course of business that does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of the Merger Agreement);

•
(a) enter into any change-of-control agreement with any executive officer, director, employee or independent contractor, (b) enter into any employment or severance agreement with any executive officer or director, or (c) hire, promote, or terminate (other than for cause) the employment or service of any employee or other individual service provider with an annual base salary or annualized rate of compensation in excess of $300,000;

•
amend or permit the adoption of any amendment to the Company’s certificate of incorporation, the bylaws or other charter or organizational documents of the Company;

•
change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable legal requirements;

•
acquire any business or person or entity (including by merger, consolidation or acquisition of stock or assets or license);

•
make any loans, advances or capital contributions to, or investments in, any other person or entity (including any loans or other extension of credit made by the Company to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company), except for (a) advances for employee expenses in the ordinary course of business or (b) the extension of trade credit in the ordinary course of business;

•
form any subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement, in each case, for the sharing of profits and losses;

•
make or authorize any capital expenditure except (a) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) that do not exceed, individually or in the aggregate, $250,000, or (b) capital expenditures not addressed by the foregoing clause (a) that do not exceed, individually or in the aggregate, $250,000 in the aggregate during any fiscal year;

•
sell, license, sublicense, place any Encumbrance on, lease, transfer or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse, transfer, or assign any right or other asset or property, or portion of its properties or assets, for consideration, or having a value, that is individually, or in the aggregate, in excess of $250,000, except (a) selling inventory and entering into non-exclusive license agreements in the ordinary course of business or (b) dispositions of obsolete, surplus or worn out tangible assets that are no longer useful in, and are not material to, the conduct of the business of the Company;

•
enter into any new line of business outside pharmaceuticals;

•
acquire any ownership or leasehold interest in any real property;

•
with respect to intellectual property rights, acquire, sell, lease, license, sublicense, place any Encumbrance on, transfer or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), transfer, or assign any material intellectual property rights, including such intellectual property rights pertaining to any Company Product Candidate, except pursuant to (a) non-exclusive licenses or sublicenses made in the ordinary course of business that are incidental to performance under the relevant agreement and granted to a person solely with limited rights to perform services for the Company or (b) subject to the U.S. Patent and Trademark Office limitation, below, decisions made regarding the prosecution and maintenance of intellectual property rights that is obsolete or otherwise no longer useful n the conduct of the business of the Company, excluding decisions to abandon or permit to lapse patents, patent applications, trademarks, or trademark applications related to any Company Product Candidate or any claim in any patent or patent application within company owned IP or company licensed IP where such abandonment or lapse of such claim would materially degrade the scope of protection related to any Company Product Candidate;

•
voluntarily relinquish or abandon, or fail to use commercially reasonable efforts to take any action necessary to maintain and not permit to lapse, any material Company owned IP or Company licensed IP or rights of the Company therein;

•
make any submissions or filings, or submit any other material correspondence, to the U.S. Patent and Trademark Office or any non-U.S. equivalent related to any patent or trademark (including any application therefor) included in the Company owned IP or Company licensed IP without providing Parent a reasonable opportunity to review and comment on such submissions, filings or other correspondence and considering in good faith any reasonable comments from Parent that are received in a timely fashion;

•
(a) incur any indebtedness or (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities of any other person or entity, in each case in excess of $250,000, individually or in the aggregate, at any one time outstanding;

•
(a) make, change or revoke any tax election outside the ordinary course of business, (b) adopt or change any material method of tax accounting or any annual tax accounting period in each case outside of the ordinary course of business, (c) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable legal requirements), settle or compromise any liability in each case with respect to material taxes, (d) file any amended income or other material Tax Return, (e) affirmatively surrender any right to claim a material Tax credit or refund, or (f) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of material taxes other than such extensions obtained in the ordinary course of business;

•
(a) enter into certain contracts that would constitute a material contract if it had been in effect on the date of the Merger Agreement or (b) amend or modify in any material respect, or voluntarily waive or release any material rights under, any material contract (other than expirations at the end of the term of such contract);

•
commence any legal proceeding, except with respect to: (a) routine matters in the ordinary course of business, (b) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of the Company’s businesses (provided, that the Company consults with Parent and considers the views and comments of Parent with respect to such legal proceedings prior to commencement thereof); or (c) in connection with a breach of the Merger Agreement or any other agreements between or among the Company, Parent or Purchaser;

•
settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than (a) any legal proceeding relating to a breach of the Merger Agreement or any other agreements between or among the Company, Parent or Purchaser, (b) a settlement that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $250,000, individually or $500,000 in the aggregate, (c) that does not involve the admission of wrongdoing by, does not impose any restrictions or changes on the business or operations of, and does not involve any injunctive or equitable or other nonmonetary relief (other than immaterial non-monetary relief incidental thereto) against, the Company, (d) that does not provide for the grant to any third party of a license, cross license or other grant of rights to any material intellectual property rights, and (e) that provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise;

•
enter into any collective bargaining agreement or other agreement with any labor organization;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company;

•
adopt or implement any stockholder rights plan or similar arrangement or enter into any agreement with respect to the voting or registration of any securities of the Company;

•
fail to maintain in full force and effect the existing insurance policies of the Company or to renew or replace such insurance policies with comparable insurance policies;

•
fail to file, report, complete or otherwise make any required Healthcare Submission or maintain any material governmental authorization;

•
enter into any contract that by its terms would bind or purport to bind Parent or its affiliates in a manner adverse to Parent or any of its affiliates in any non de minimis respect; or

•
authorize any of, or agree or commit to take, any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Merger Agreement is intended to give to Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision of its respective subsidiaries’ respective operations.
During the Pre-Closing Period, subject to applicable legal requirements, the Company is required to (i) reasonably promptly inform Parent in writing of any correspondence or other written communications from any third party related to the settlement or disposition of any pending or threatened legal proceeding relating to the Company owned IP or Company licensed IP (each such legal proceeding initiated by a third party, an “Applicable Proceeding”) and will reasonably promptly provide Parent with copies of any such correspondence or other communications, (ii) reasonably promptly provide Parent with copies of any correspondence or other written communications by or on behalf of the Company or any of its representatives to any third party related to the settlement or disposition of any Applicable Proceeding and will provide Parent with a reasonable opportunity to review and comment thereon, prior to sending such correspondence or other communication, and (iii) notify Parent in writing prior to engaging in any settlement or disposition of any Applicable Proceeding and will consider in good faith Parent’s timely input with respect thereto; provided, however, that nothing in the Merger Agreement requires the Company to provide or disclose any information that, in the reasonable judgement of the Company (after consultation with its legal counsel) would jeopardize any attorney-client or other legal privilege (provided, that the Company uses good faith, commercially reasonable efforts to disclose such information in a manner that does not jeopardize any attorney-client or other legal privilege, including, if reasonably necessary, by executing a joint defense agreement with Parent in customary form, or by limiting disclosure to outside counsel for Parent (or as much of it as possible)).
No Solicitation
Except as permitted under the Merger Agreement, during the Pre-Closing Period, the Company will not, and will cause its directors and officers and use its reasonable best efforts to cause its other representatives and employees not to, directly or indirectly:
•
continue any solicitation, knowing facilitation or knowing encouragement or negotiations with any person or entity that may be ongoing with respect to an Acquisition Proposal (as defined below);

•
solicit, initiate or knowingly facilitate or knowingly encourage any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information or data relating to the Company or afford to any person or entity (other than Parent, its affiliates or its representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case, in connection with, or for the purpose of, soliciting, initiating or knowingly facilitating or encouraging, an Acquisition Proposal or any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
enter into any letter of intent, acquisition agreement, merger agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”);

•
approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL;

•
except as otherwise expressly permitted by the Merger Agreement, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract) relating to any Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal from any person or entity or group of persons or entities; or

•
approve, authorize, agree or publicly announce any intention to do any of the foregoing.

After the execution of the Merger Agreement, the Company will and will cause its directors and officers to, and the Company will direct and use its reasonable best efforts to cause its other representatives and employees to (i) as promptly as reasonably practicable (and in any event within 24 hours) terminate access by any third party (other than Parent, its affiliates and its other representatives) to any physical or electronic data room or similar information sharing platform relating to any potential Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and (ii) as promptly as reasonably practicable (and in any event within two business days) request the prompt return or destruction of any non-public information previously furnished or made available to such persons or entities and their representatives through such platform or in connection with a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal).
For purposes of the Merger Agreement, the term “Acquisition Proposal” means any indication of interest, proposal or offer proposal from any person or entity (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions providing for any of the following (in each case, other than the Transactions):
•
purchase, acquisition or license of assets of the Company equal to 20% or more of the consolidated assets (including equity interests) of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable,

•
purchase, issuance by the Company or acquisition of 20% or more of the outstanding Shares or securities convertible into outstanding Shares,

•
tender offer or exchange offer that if consummated would result in any person or entity or group beneficially owning 20% or more of the outstanding Shares,

•
merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any person or entity or group beneficially owning 20% or more of the outstanding Shares or securities convertible into outstanding Shares, or

•
sale of the rights of, license (other than any non-exclusive and non-material license granted by the Company in the ordinary course of business or expressly permitted to be granted by the Company by in accordance with the Merger Agreement) of, or joint venture or other similar transaction involving pacibekitug.

For purposes of the Merger Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal made after the date of the Merger Agreement that did not result from a breach of the Company’s non-solicitation obligations or the Company’s Board Recommendation (as defined below)-related obligations (as described below), providing for a transaction or series of related transactions on terms that the Company Board (or committee thereof) determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, taking into account all legal, regulatory and financing aspects of the proposal and the person or entity making the proposal and other aspects of the Acquisition Proposal (including certainty of closing) that the Company Board deems relevant, (i) is reasonably likely to be consummated in accordance with its terms without undue delay and (ii) if consummated, would result in a transaction more favorable to the Company Stockholders (solely in their capacities as such) from a financial point of view than the Offer and Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “50%.”
If at any time during the Pre-Closing Period, the Company or any of its representatives receives a bona fide unsolicited written Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal from any person, entity or group of persons or entities that did not result from or arise out of any breach of the Company’s non-solicitation obligations or the Company’s Board Recommendation-related obligations, then:
•
the Company and its representatives may contact and engage in discussions with such person, entity or group of persons or entities solely to the extent necessary to clarify the terms and conditions of such Acquisition Proposal or proposal, request that any oral Acquisition Proposal or proposal be provided in written form and inform such person, entity or group of persons or entities of the terms of the Company’s non-solicitation obligations, and
•
if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal (or proposal that would reasonably be expected to lead to an Acquisition Proposal) constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action described in (i) or (ii) below would be inconsistent with its fiduciary duties under applicable legal requirements, then the Company and its employees and other representatives may (i) enter into a customary confidentiality agreement that satisfies certain criteria specified in the Merger Agreement (an “Acceptable Confidentiality Agreement”), and subject to entry into such an Acceptable Confidentiality Agreement, furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company to the person, entity or group of persons or entities who have made such Acquisition Proposal and their respective employees and other representatives and financing sources, provided, that the Company must substantially concurrently provide to Parent any copies of any information or data concerning the Company, or access to the Company’s properties, books and records or personnel, that is provided to any person or entity given such access which was not previously provided to Parent or its employees or other representatives and (ii) engage in or otherwise participate in discussions or negotiations with the person, entity or group of persons or entities making such Acquisition Proposal and their respective employees, other representatives and financing sources, including soliciting the submission of a revised Acquisition Proposal.

Prior to the Company first taking any of the actions described in clauses (i) or (ii) of the immediately preceding paragraph with respect to an Acquisition Proposal, the Company will provide written notice to Parent of the determination of the Company Board made pursuant to the immediately preceding paragraph. Furthermore, during the Pre-Closing Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit an Acquisition Proposal being made to the Company if, in each case, (x) the person or entity making the Acquisition Proposal has not been solicited in breach of the Company’s non-solicitation obligations and (y) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements.
In addition, the Company must:
•
promptly (and in any event within 24 hours) notify Parent if any bona fide Acquisition Proposal or any proposals, inquiries or offers that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its employees or other representatives during the Pre-Closing Period, together with the identity of the person, entity or group of persons or entities making such inquiries, proposals, indications of interest or offers,

•
provide to Parent a copy of any written Acquisition Proposal or written materials comprising such inquiry, proposal or offer received by the Company or any of its employees or other representatives and a summary of the material terms and conditions of any oral Acquisition Proposal or any such inquiry, proposal or offer,

•
keep Parent reasonably informed on a reasonably prompt basis with respect to any material developments, discussions or negotiations regarding any Acquisition Proposal, or inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), and

•
upon the reasonable written request of Parent, reasonably inform Parent of the status of such Acquisition Proposal or such inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

Without limiting the generality of the foregoing, the Company will, promptly upon receipt or delivery thereof, provide Parent (and its outside counsel) with copies of all drafts and final versions (and any comments thereon) of definitive or other agreements (including schedules and exhibits thereto), relating to such Acquisition Proposal exchanged between the Company or any employee or other representative of the Company, on the one hand, and the person, entity or group of persons or entities making such Acquisition Proposal and their employees and other representatives, on the other hand.
Any action taken or not taken by any employee or other representative of the Company, at the direction or on behalf of the Company or any of its officers or directors that violates the Company’s non-solicitation obligations or the Company’s Board Recommendation-related obligations will be deemed a violation of the Company’s non-solicitation obligations or the Company’s Board Recommendation related obligations.
The Company Board Recommendation
As described above, and subject to the provisions described below, the Company Board has unanimously adopted resolutions (i) determining that the Merger Agreement and the consummation of the Transactions are advisable, fair to and in the best interest of, the Company and its stockholders, (ii) determining that the Merger will be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorizing and approving the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, and (iv) resolving to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” Unless the Company Board makes a Company Adverse Change Recommendation (as defined below), the Company Board also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit Purchaser to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.
Except as described below, during the Pre-Closing Period, neither the Company Board nor any committee of the Company Board will:
•
withdraw or qualify, amend or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation;

•
publicly approve, recommend or declare advisable any Acquisition Proposal;

•
fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders;

•
if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer within 10 business days of the commencement of such tender or exchange offer;

•
fail to reaffirm the Company Board Recommendation within 10 business days after receipt of a written request of Parent following the public announcement of any Acquisition Proposal;

•
take any action to exempt any person or entity (other than Parent or its subsidiaries) or any action taken by any person or entity (other than Parent and its subsidiaries) from any Takeover Law; or

•
publicly propose to do any of the foregoing.

Any action described in the foregoing five bullets is referred to as an “Company Adverse Change Recommendation.”
The Merger Agreement further provides that, except as described below, neither the Company Board nor any committee of the Company Board will approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).
However, notwithstanding the foregoing or any other provision of the Merger Agreement, at any time prior to the Offer Acceptance Time, the Company Board may make a Company Adverse Change Recommendation in response to a bona fide written Acquisition Proposal that did not result from a breach of the Company’s non-solicitation covenant as described above and has not been withdrawn and/or authorize the Company to terminate the Merger Agreement in order to enter into an agreement with respect to such bona fide written Acquisition Proposal. However, such action may be taken if and only if:
•
the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the applicable Acquisition Proposal is a Superior Proposal;

•
the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action in the manner contemplated by the Merger Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements;

•
the Company has given Parent prior written notice of its intention to make a Company Adverse Change Recommendation and/or terminate the Merger Agreement at least four business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”);

•
the Company has provided to Parent a copy of the applicable written Acquisition Proposal;

•
the Company has given Parent four business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desires to negotiate, will have (and will have caused its employees and other representatives to have) negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and

•
after considering the terms of the Merger Agreement and any written proposals (which continue to remain able to be accepted by the Company) made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period were to be given effect, the Company Board has determined, in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Company Adverse Change Recommendation and/or terminate the Merger Agreement to accept such Superior Proposal would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements.

The aforementioned procedure will also apply to any material amendment to any Acquisition Proposal (including any change to its financial terms such as any change to the amount or form of consideration payable), which will require a new Determination Notice, except that the Match Period will be deemed to be the greater of (x) three business days and (y) the remaining period in the then-existing Match Period.
Additionally, at any time prior to the Offer Acceptance Time, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance (as defined below). However, such action may be taken if and only if:
•
the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so in the manner contemplated by the Merger Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements;

•
the Company has given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail) (which notice, or the public disclosure thereof, will not constitute a Company Adverse Change Recommendation);

•
the Company has afforded Parent the Match Period after delivery of the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desires to negotiate, has negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and

•
after considering the terms of the Merger Agreement and any binding written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period if they were to be given effect, the Company Board will have determined, in good faith after consultation with its financial advisor and outside legal counsel, that the failure to make the Company Adverse Change

Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements.
The aforementioned procedure will also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which will require a new Determination Notice, except that the Match Period will be deemed to be the greater of (x) three business days and (y) the remaining period in the then-existing Match Period.
For purposes of the Merger Agreement, a “Change in Circumstance” means any material event, fact, occurrence or development or material change in circumstances that occurs or arises after the date of the Merger Agreement that has a material positive effect on the business, assets, liabilities, financial condition or results of operations of the Company, and that (i) was not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement (or if known by the Company Board as of the date thereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement) and (ii) does not relate to (a) any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (b) any events, changes or circumstances relating to Parent, Purchaser or any of their affiliates, (c) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the operates, except to the extent such change has a disproportionate impact on the Company (taken as a whole) as compared to other similarly situated participants in the industries in which the Company operates, (d) the taking of any action required or expressly contemplated by the Merger Agreement, (e) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of the Merger Agreement (provided, that the exception in this clause (e) will not prevent or otherwise affect the development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred if it is not otherwise excluded by this definition), or (f) any changes after the date of the Merger Agreement in the market price or trading volume of the shares of common stock of the Company (provided, that the exception in this clause (f) will not prevent or otherwise affect the development or change underlying such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred if it is not otherwise excluded by this definition).
None of the provisions described above under the Company’s non-solicitation covenant or elsewhere in the Merger Agreement will prohibit the Company or the Company Board from (nor will any of the following constitute a Company Adverse Change Recommendation): (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company stockholders that is required by applicable legal requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iv) informing any Person of the existence of the provisions contained in the non-solicitation covenant, (v) complying with its disclosure obligations under applicable legal requirements with regard to an Acquisition Proposal, including making any disclosure to the stockholders of the Company (including regarding the business, financial condition or results of operations of the Company) that the Company Board has determined to make in good faith after consultation with outside legal counsel that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable legal requirements or other legal requirements, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of the Merger Agreement or (vi) making a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, the identity of the person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of the Merger Agreement with respect thereto; provided, in the case of each of clauses (i) through (vi), that any such disclosure by the Company will state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Adverse Change Recommendation has been made in compliance with the provisions of the Merger Agreement, and that the Company and the Company Board may not in any event effect a Company Adverse Change Recommendation or take any action prohibited by the Merger Agreement except as otherwise permitted pursuant to those provisions providing for the Company Board’s ability to effect a Company Adverse Change Recommendation.

Filings, Consents and Approvals
Subject to the terms and conditions set forth in the Merger Agreement, each of Parent, Purchaser and the Company have agreed to, and cause their respective affiliates, if applicable, to: (i) as promptly as reasonably practicable, but in no event later than 20 business days after the date of the Merger Agreement (or such later date as may be agreed in writing between antitrust counsel for each of Parent, Purchaser and the Company), make an appropriate initial submission of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) as soon as reasonably practicable, make all other filings, notifications or other consents as may be required to be made or obtained under foreign antitrust and foreign direct investment laws (however, the jurisdictions identified in the Company Disclosure Letter, if any, are the only jurisdictions where filing, notification, expiration of a waiting period or consent or approval is a condition to Closing). Parent will pay all filing fees under the HSR Act and other antitrust and foreign direct investment laws; provided, that Parent and the Company will each bear its own costs for the preparation of any such filings.
Each of Parent, Purchaser and the Company will use their respective reasonable best efforts to respond as promptly as reasonably practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any governmental body, including by responding at the earliest reasonably practicable date to any request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental body in connection with the Transactions.
Subject to the terms and conditions set forth in the Merger Agreement, Parent, Purchaser and the Company also agreed to use, and to cause their respective affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to satisfy the conditions to the closing and consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Outside Date, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and making all necessary registrations and filings and taking all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body, (ii) obtaining all other necessary consents from third parties, (iii) executing and delivering any additional instruments necessary or reasonably advisable to consummate the Transactions and (iv) defending or contesting in good faith any legal proceeding brought by a third party that would prevent, materially impair or materially delay the consummation of the Transactions.
Without limiting the generality of anything contained in this “Section 11 — The Merger Agreement — Filings, Consents and Approvals,” during the Pre-Closing Period, each of Parent, Purchaser and the Company have agreed to use its reasonable best efforts to, with respect to the Transactions, (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a governmental body or third party before a governmental body, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal proceeding brought by a governmental body or brought by a third party before any governmental body, (iii) promptly and regularly keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”) or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party copies of documents, communications or materials provided to or received from any governmental body and material details of any oral communications in connection with any such request, inquiry, investigation, action or legal proceeding, (vi) consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding and (vii) except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation or legal proceeding in respect of the Transactions, each party will provide advance notice of and permit authorized employees and other representatives of the other party to be present at each meeting or conference (including telephone or video) relating to such request, inquiry, investigation or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental body in connection with such request, inquiry, investigation or legal proceeding; provided, that documents and information provided to the other party pursuant to this paragraph (a) may be redacted (1) to remove references to valuation of the Company or the identity of alternative potential acquirers, (2) to comply with contractual arrangements or (3) to preserve legal privilege and/or (b) may, to the extent deemed reasonably necessary, be designated as “outside counsel only,” in which case such documents and information will be provided only to outside counsel and consultants retained by such counsel.
Notwithstanding anything to the contrary in the Merger Agreement, Parent will, in consultation with the Company, determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions or consents of any governmental body as contemplated in the Merger Agreement, and the Company will take such actions as reasonably requested by Parent in connection with obtaining such consents; provided, notwithstanding anything to the contrary contained in the Merger Agreement, none of Parent, the Company or any of their respective affiliates will be required to propose, execute, carry out or agree or submit to any condition, limitation or remedy that is not conditioned on the consummation of the Merger.
Further, Parent agreed to use its reasonable best efforts to promptly take, and cause its affiliates to take, any and all actions necessary to, cause the prompt expiration or termination of any applicable waiting period, obtain any consent, permit, authorization, waiver or clearance under the HSR Act or other antitrust and foreign direct investment laws, resolve objections, if any, of the FTC, DOJ, or any other governmental bodies, avoid commencement of a legal proceeding by the FTC, DOJ or other governmental bodies and avoid the entry of, effect the dissolution of, or to eliminate, any Order in any suit or proceeding which would otherwise have the effect of preventing the closing or delaying the Offer Acceptance Time beyond the Expiration Date.
Notwithstanding anything to the contrary contained in the Merger Agreement, Parent and Purchaser and their respective affiliates are not obligated to (and without Parent’s prior written consent, the Company and its affiliates will not) take any of the following actions: selling, divesting (including through a license or a reversion of licensed or assigned rights), holding separate, transferring or disposing of any assets, operations, rights, product lines or businesses, or interests therein, of itself, its subsidiaries, or its affiliates (or consent to any of the foregoing actions) (any such action, a “Burdensome Condition”). Purchaser, Parent and the Company will oppose and defend through litigation or another legal proceeding on the merits any claim asserted in court or another venue by any person or entity, including any governmental body, under antitrust and foreign direct investment laws in order to avoid entry of, or to promptly have vacated or terminated, any Order that could restrain, delay, or prevent the consummation of the Merger (the “Closing”); provided that such litigation in no way limits the obligation of Parent and Purchaser to promptly take all actions and steps to eliminate each and every impediment identified in the Merger Agreement. The Company will not settle or compromise or offer to settle or compromise any request, inquiry, investigation, action or other legal proceeding by or before any governmental body with respect to the Transactions without the prior written consent of Parent and, at the written request of Parent, the Company will take (or agree to take) any of the actions described in the definition of Burdensome Condition; provided, notwithstanding anything to the contrary contained in this section or elsewhere in the Merger Agreement, the Company will not be required to propose, execute, carry out or agree or submit to any condition, limitation or remedy that is not conditioned on the consummation of the Merger.
Prior to the Closing, each of Parent and Purchaser agree not to, and Parent agrees to cause its affiliates not to, directly or indirectly, acquire or agree to acquire, or publicly announce the intent to acquire, all or substantially all of the assets, business or any person or entity, whether by merger, consolidation, exclusive license, purchasing all or substantially all of the assets of or equity in any person or entity, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction (i) would result in Parent or any of its affiliates owning, directly or indirectly, any product or product candidate that is an IL-6 inhibitor or an IL-6R inhibitor and (ii) would reasonably be expected to (a) impose any delay in the expiration or termination of any applicable waiting period or impose any delay beyond the Outside Date in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or Order of a governmental body necessary to consummate the Offer, the Merger and the other Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable legal requirements, (b) increase the risk of any governmental body entering, or increase the risk of not being able to remove or successfully challenge, any Order that would delay beyond the Outside Date, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Transactions or (c) otherwise delay or impede the consummation of the Offer, the Merger and the other Transactions beyond the Outside Date.
Access to Information
During the Pre-Closing Period, the Company has agreed, upon reasonable advance notice to the Company, to provide and cause the Company’s employees and other representatives to provide Parent and its employees and other representatives with reasonable access to the Company and its employees and other representatives, properties, offices, books and records, contracts, commitments and personnel, in each case as Parent reasonably requests for purposes of furthering the consummation of the Transactions or reasonable integration planning. Any such access will be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and will be subject to the Company’s reasonable security measures and insurance requirements and will not include invasive testing without the Company’s prior written consent (which will not be unreasonably withheld, conditioned or delayed).
Parent’s right to access the Company’s books, records and other information described in this “Section 11 — The Merger Agreement — Access to Information” is subject to customary exceptions and limitations.
Director and Officer Indemnification and Insurance
The Merger Agreement provides that to the fullest extent permitted by applicable legal requirements, all rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those persons who were directors, officers and employees of the Company as of the date of the Merger Agreement or have been directors, officers or employees of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the certificate of incorporation and bylaws of the Company as in effect as of the date of the Merger Agreement or as provided in certain indemnification agreements between the Company and said Indemnified Persons set forth in the Company Disclosure Letter, will survive the Merger and to the fullest extent permitted under applicable legal requirements must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and will be observed by Parent and the Company as the surviving corporation in the Merger to the fullest extent available under applicable legal requirements for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period will continue to be subject to the terms of the Merger Agreement.
The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Company as the surviving corporation must maintain (and Parent must cause the Company as the surviving corporation to maintain) in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of the Merger Agreement for the benefit of the Indemnified Persons who were covered by such policy as of the date of the Merger Agreement or become covered by such policy prior to the Effective Time with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy; provided, that, in the event such policy is maintained by Parent, neither Parent nor the Surviving Corporation will be required to pay an aggregate premium for such insurance policies in excess of 300% of the annual premium currently payable by the Company as of the date of the Merger Agreement with respect to such policy (the “Maximum Amount”) and, in the event a “tail” insurance policy is obtained by Parent, neither Parent nor the Surviving Corporation will be required to pay an aggregate amount for such “tail” insurance policy in excess of the Maximum Amount. At the Company’s election, prior to the Effective Time, the Company may, through a nationally recognized insurance broker purchase a six-year “tail” policy for the existing policy effective as of the Effective Time, subject to specified limitations.
Employee Benefits
For a period of at least one year following the Effective Time, Parent will provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Company as the surviving corporation (or any subsidiary or affiliate thereof) during such period following the Effective Time (each, a “Continuing Employee”), (i) at least the same base salary (or base wages, as the case may be), target annual cash incentive compensation opportunities (excluding, in each case, any change in control, transaction, retention and other similar one-time or non-recurring payments and any equity or equity-based compensation) and vacation provided to such Continuing Employee immediately prior to the execution of the Merger Agreement, (ii) severance pay and benefits no less favorable in the aggregate than the severance pay and benefits provided under the Employee Plans set forth in Company Disclosure Letter or any other agreement as in effect on the date of the Merger Agreement, and (iii) retirement and health and welfare benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee as of the Effective Time, or, at Parent’s election, the retirement, health and welfare benefits provided to similarly situated employees of Parent or its affiliates; except to the extent more favorable compensation and benefits may be required by applicable legal requirements. With respect to clauses (i) through (iii) of this paragraph, in no event will Parent be required to take into account any change in control, transaction, retention or similar compensation, or benefits, equity or equity-based compensation or other similar compensation or benefits, or defined benefit pension, deferred compensation, retiree health or welfare, or similar compensation or benefits. Parent acknowledges that, upon the occurrence of the Effective Time, a “Change in Control” (or “Change of Control” or similar defined term, as the case may be) of the Company will have occurred for purposes of each of the Employee Plans in which such definition occurs.
Parent will use commercially reasonable efforts to ensure that each Continuing Employee will be given service credit for all purposes other than with respect to equity and equity-based compensation and transaction-based compensation, including for eligibility to participate, accrual of benefits, vesting, and accrual of vacation or paid time off under Parent or the Company as the surviving corporation’s employee benefit plans, policies and arrangements (“Parent Plans”) with respect to his or her length of service with the Company (and its predecessors) prior to the date of the Closing to the extent that (i) such service was recognized prior to the Effective Time under a comparable Employee Plan and (ii) such service is recognized for purposes of the applicable Parent Plan; provided, that in each case, the foregoing will not apply to (a) the extent that its application would result in the duplication of benefits or to benefit accrual under any pension plan or (b) any benefit plan that is a frozen plan or that provides benefits to a grandfathered population.
Under any Parent Plan that provides group health benefits in which any Continuing Employee is eligible to participate after the Effective Time, Parent will use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods or required physical examinations under the Parent Plan with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions, waiting periods or physical examinations would not apply under a similar Employee Plan in which such Continuing Employees participated prior to the Effective Time and (ii) ensure that such Parent Plan will, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for all service and all deductibles, co-payments and other amounts incurred for such Continuing Employees or their covered dependents prior to the Effective Time with the Company to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.
If, at least 20 business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate each Employee Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), the Company will terminate (or terminate its participation in) the

Company 401(k) Plan effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). If the Company 401(k) Plan is terminated pursuant to the Merger Agreement, then as soon as practicable following the 401(k) Termination Date, Parent will, to the maximum extent permitted under any retirement plan of Parent or any of its affiliates that is intended to be qualified under Section 401(a) of the Code (the “Parent 401(k) Plan”), permit all Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the 401(k) Termination Date to participate in the Parent 401(k) Plan and will permit each such Continuing Employee to elect to transfer their account balance when distributed from the terminated Company 401(k) Plan, including any outstanding participant loans, to the Parent 401(k) Plan.
If annual bonuses with respect to the Company’s 2025 fiscal year have not been paid prior to the Closing Date, Parent will pay (or cause to be paid) such annual bonuses in an amount equal to each Continuing Employee’s annual target bonus for 2025 under the applicable bonus arrangements of the Company in effect as of the date of the Merger Agreement, and any such bonuses will be paid on the payment date consistent with the Company’s past practice to each Continuing Employee who remains employed on such date, except as otherwise provided in the Company Disclosure Letter. The Company, Parent and Purchaser must take all actions reasonably necessary to provide for and give effect to the treatment contemplated by the foregoing, including obtaining all reasonably necessary approvals and consents and delivering evidence reasonably satisfactory to the other parties that all reasonably necessary determinations by the board of directors of the Company, Parent, or Purchaser (as applicable) or an applicable committee thereof have been made. If the Closing Date does not occur prior to the payment of annual bonuses in respect of the Company’s 2025 fiscal year, the Company may pay to each employee who is employed at the Company on such date a 2025 Bonus Payment.
Securityholder Litigation
Prior to the Effective Time, the Company has agreed to provide Parent with prompt (and in any event within two business days) notice of all litigation related to the Transactions (including by providing copies of all pleadings with respect thereto) and keep Parent informed on a reasonably prompt basis with respect to such litigation, including as to the proposed strategy and other significant decisions with respect to such legal proceedings. The Company also agreed to (i) give the Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any such litigation; and (ii) consult with Parent with respect to the defense, settlement and prosecution of any such litigation. The Company may not compromise or settle, or agree to compromise or settle, any such litigation, or file any supplemental disclosures to moot or otherwise address the claims in any such litigation unless Parent has consented in writing (which consent will not be unreasonably withheld, conditioned or delayed).
For purposes of this section, the term “participate” will mean that (i) Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation related to the Transactions by the Company of such litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and (ii) Parent may offer comments or suggestions with respect to such litigation but will not be afforded any decision-making power or other authority over such litigation except for the settlement or compromise consent set forth in the above paragraph and as otherwise expressly provided in the Merger Agreement.
Section 16 Matters
The Merger Agreement provides that the Company and the Company Board (or a committee thereof), will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Rule 14d-10 Matters
The Merger Agreement provides that, prior to the Offer Acceptance Time and to the extent permitted by applicable legal requirements, the Compensation Committee of the Company Board will: (i) adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, each agreement, arrangement or understanding entered into or established by the Company or any of its affiliates with or on behalf of any of the officers, directors or employees of the Company that are effective after the date of the Merger Agreement pursuant to which compensation is paid to such officer, director or employee and (ii) will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act with respect to the foregoing.
Communications and Interactions with Governmental Bodies and Regulatory Authorities
During the Pre-Closing Period, subject to applicable legal requirements, the Company has agreed to:
•
promptly inform Parent in writing of any material submission, filing or other material correspondence submitted or transmitted to, or that is received from, the FDA or any other similar governmental body with jurisdiction over the development, commercialization, manufacture or marketing of any Company Product Candidate, or otherwise related to any Company Product Candidate, including any material Healthcare Submission, and to the extent practicable, provide Parent with a reasonable opportunity to consult with the Company with respect to and review any material filing or submission (including any material Healthcare Submission) proposed to be made by or on behalf of the Company and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any such governmental body by or on behalf of the Company, in each case, relating to any Company Product Candidate, and will consider in good faith any comments or other input provided by Parent in respect of the foregoing (however, Parent must submit any such comments to the Company within seven days following Parent’s receipt of notice of such filing or submission, and nothing in this paragraph will oblige the Company to incorporate any particular comments, input, or other feedback submitted by Parent with respect to any such filings or submissions or otherwise to allow Parent to materially delay any such filings or submissions);

•
promptly furnish to Parent copies of: (i) all permits, licenses or other authorizations from the FDA or any other similar governmental body with jurisdiction over the development, commercialization, manufacture or marketing of any Company Product Candidate held by the Company related to any Company Product Candidate, (ii) all material Healthcare Submissions and any other written submissions made to and material written regulatory communications with the FDA or any other regulatory authority related to any Company Product Candidate that are in the Company’s possession or control and (iii) all reports, results, data and information in the Company’s possession or control relating to the safety or efficacy of any Company Product Candidate, including all final reports prepared under 21 C.F.R. 58.185, all information collected pursuant to 21 C.F.R. Part 58 and all adverse event (as such term is defined or described in 21 C.F.R. 312.32) and other safety information, in each case of the preceding clauses (i) through (iii), which arise during the Pre-Closing Period;

•
(i) provide notice to Parent prior to any scheduled meeting with the FDA or any other similar governmental body with jurisdiction over the development, commercialization, manufacture or marketing of any Company Product Candidate (including any pre-IND meeting referenced in 21 C.F.R. 312.82) relating to any Company Product Candidate, (ii) to the extent practicable, consult with Parent regarding any such meeting and consider in good faith any input with respect thereto timely provided by Parent and (iii) to the extent permitted under applicable Healthcare Laws, provide Parent with an opportunity to attend or participate in, any such meeting that the Company has with the FDA or any regulatory authority (however, if Parent is unable to attend or participate, the Company will promptly provide Parent with a copy of its internal meeting minutes taken from any such meeting);

•
(i) if the FDA or any other similar governmental body with jurisdiction over the development, commercialization, manufacture or marketing of any Company Product Candidate inspects or audits, or has provided written notice of intent to inspect or audit, the Company or, to the extent such audits or inspections are related to any Company Product Candidate, or the Company’s Third Parties, the Company will promptly notify Parent upon the Company becoming aware thereof; (ii) to the extent in the Company’s possession or control, promptly provide Parent with a copy of any reports or findings of the FDA or such other regulatory authority following any such audit or inspection; and (iii) consider Parent’s comments regarding any such inspection or audit in good faith; and
•
consult with Parent prior to (i) commencing any clinical trial of which Parent has not been informed prior to the date of the Merger Agreement or (ii) making any material change to, discontinuing, terminating or suspending any ongoing clinical trial, or any ongoing IND-enabling preclinical study.

The Company has also agreed to promptly post all information required to be disclosed or provided to Parent pursuant to the forgoing paragraph to the Company’s electronic data room established by the Company in connection with the Transactions, to which Parent and its employees and other representatives will have continuous access through the date of the closing of the Merger, and any failure by the Company to post and provide continuous access to such information in the Company’s electronic data room established by the Company in connection with the Transactions will be considered a failure by the Company to disclose such information and a breach of the obligations discussed in the forgoing paragraph (however, any break in the continuity of access not attributable to actions by the Company or its employees or other representatives will not be deemed a breach of such obligations).
Miscellaneous Covenants
The Merger Agreement contains additional agreements among the Company, Parent and Purchaser relating to, among other matters:
•
press releases and other communications relating to the Transactions;

•
anti-takeover statutes that may become applicable to the Transactions; and

•
the delisting of the Company common stock from Nasdaq and the deregistration of the Company common stock pursuant to the Exchange Act.

Conditions to the Offer
See “Section 15 — Conditions to the Offer.”
Conditions to the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable legal requirements) prior to the Effective Time of each of the following conditions:
•
No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger will have been issued by any governmental body of competent jurisdiction after the date of the Merger Agreement and remain in effect, nor will any applicable legal requirements or order have been entered, enforced, enacted or issued after the date of the Merger Agreement by any governmental body of competent jurisdiction and remain in effect, in each case, which prohibits, prevents or makes illegal the consummation of the Merger; and

•
Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Termination
The Merger Agreement may be terminated prior to the Effective Time under any of the following circumstances:
•
by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

•
by either Parent or the Company if a governmental body will have entered, enforced, enacted, or issued a final and nonappealable legal restraint after the date of the Merger Agreement having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal (however, the right to terminate the Merger Agreement pursuant to this provision will not be available to a party if (i), in the case of the Company, its, and in the case of Parent, its or Purchaser’s, material breach of any provision of the Merger Agreement has resulted in, or was a principal cause of, the issuance of such final and nonappealable legal restraint or (ii) it (or in the case of Parent, it or Purchaser) failed to comply in any material respect with its obligations under the Merger Agreement to prevent the entry of or remove such final and nonappealable legal restraint). We refer to any termination of the Merger Agreement pursuant to this provision as a “Illegality Termination”;
•
by either Parent or the Company, (i) if the Offer Acceptance Time will not have occurred on or prior to 11:59 p.m. Eastern Time on the Outside Date (however, in the event that on the original Outside Date, any of the conditions set forth in the No Legal Restraint Condition (as defined in “Section 15 — Conditions to the Offer”) (in connection with or in respect of any matter involving antitrust and foreign direct investment laws) or the Antitrust Clearance Condition (as defined in “Section 15 — Conditions to the Offer”) have not been satisfied but all of the other closing conditions set forth in “Section 15 — Conditions to the Offer” have been satisfied or waived (other than the Minimum Condition and conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which will be capable of being satisfied or waived on such date), then the Outside Date will be automatically extended without further action by the parties until 11:59 p.m. Eastern Time on December 8, 2026 (and in the case of such extension, any reference to the Outside Date in the Merger Agreement will be a reference to the Outside Date, as extended) and, if on the extended Outside Date, any of the conditions set forth in the No Legal Restraint Condition (in connection with or in respect of any matter involving antitrust and foreign direct investment laws) or the Antitrust Clearance Condition have not been satisfied but all of the other closing conditions set forth in “Section 15 — Conditions to the Offer” have been satisfied or waived (other than the Minimum Condition and conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which will be capable of being satisfied or waived on such date), then the Outside Date will be automatically extended without further action by the parties until 11:59 p.m. Eastern Time on March 8, 2027 (and in the case of such extension, any reference to the Outside Date in the Merger Agreement will be a reference to the Outside Date, as extended)) (any termination of the Merger Agreement pursuant to clause (i) of this provision is referred to as an “Outside Date Termination”) or (ii) if the Offer (as it may be required to be extended pursuant to the Merger Agreement, or has otherwise been extended in accordance with the Merger Agreement) will have expired in accordance with its terms without the acceptance for payment of Shares tendered in the Offer (however, the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party if its (or in the case of Parent, Parent’s or Purchaser’s) breach of any provision of the Merger Agreement resulted in, or was a principal cause of the failure of the Offer Acceptance Time to occur by the Outside Date). We refer to any termination of the Merger Agreement pursuant to clauses (i) or (ii) of this provision as an “Offer Expiration Termination”;

•
by the Company, if (i) Purchaser will have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement (however, the Company may not terminate the Merger Agreement pursuant to this paragraph if the Company’s breach of its obligations under the Merger Agreement resulted in, or was a principal cause of, such failure to commence the Offer) or (ii) Purchaser will, when required to do so in accordance with the terms of the Merger Agreement, have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended);

•
by Parent at any time prior to the Offer Acceptance Time, if the Company has breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, or if any of the representations or warranties of the Company in the Merger Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of the Representations Condition (as defined in “Section 15 — Conditions to the Offer”) or the Obligations Condition (as defined in “Section 15 — Conditions to the Offer”), as applicable, except if such breach, failure or inaccuracy is capable of being cured by the Outside Date, Parent will not be entitled to terminate the Merger Agreement pursuant to this paragraph prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Outside Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate the Merger Agreement and the basis for such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement under this paragraph if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured) (however, Parent will not have the right to terminate the Merger Agreement pursuant to this paragraph if Parent or Purchaser is then in material breach of any representation, warranty, covenant or agreement of the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Company Breach Termination”;
•
by Parent at any time prior to the Offer Acceptance Time, (i) a Company Adverse Change Recommendation will have occurred or (ii) the Company Board or the Company intentionally and materially breaches its non-solicitation obligations or the Company’s Board Recommendation related obligations. We refer to any termination of the Merger Agreement pursuant to clause (i) of this provision as a “Change in Recommendation Termination” and pursuant to clause (ii) of this provision as a “Breach of Obligations Termination”;

•
by the Company at any time prior to the Offer Acceptance Time, if Parent or Purchaser has breached or failed to perform any of its respective covenants or other agreements contained in the Merger Agreement, or if any of the representations or warranties of the Company in the Merger Agreement is inaccurate, which breach, failure to perform or inaccuracy would or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions, except that if such breach, failure or inaccuracy is capable of being cured by the Outside Date, the Company will not be entitled to terminate the Merger Agreement pursuant to this paragraph prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Outside Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate the Merger Agreement pursuant to this paragraph and the basis for such termination, it being understood that the Company will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured) (however, the Company will not have the right to terminate the Merger Agreement pursuant to this paragraph if the Company is then in material breach of any representation, warranty, covenant or agreement of the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”; or

•
by the Company at any time prior to the Offer Acceptance Time, if (i) the Company Board (or a duly authorized committee thereof) has determined to terminate the Merger Agreement in accordance with the terms governing the Company’s Board Recommendation related obligations in order to enter into a definitive agreement with respect to a Superior Proposal, (ii) such Superior Proposal has not resulted from a material breach of the Company’s non-solicitation obligations or the Company’s Board Recommendation related obligations with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, and (iii) the Company has paid or caused to be paid the Company Termination Fee (as defined below) due to Parent as contemplated by the Merger Agreement prior to the termination of the Merger Agreement pursuant to this paragraph and substantially concurrently enters into such definitive agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Proposal Termination.”

Effect of Termination
The party terminating the Merger Agreement pursuant to the above section titled “Section 11 — The Merger Agreement — Termination” (other than pursuant to mutual termination) must deliver prompt written notice thereof to the other parties setting forth in reasonable detail the relevant termination provision pursuant to which the Merger Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
Any valid termination of the Merger Agreement pursuant to the Merger Agreement will be effective immediately upon the delivery of written notice by the terminating party to the other parties. In the event of the valid termination of the Merger Agreement, the Merger Agreement will immediately be of no further force or effect, without any liability or obligation on of any party (or any partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties, as applicable, except that (i) certain specified provisions of the Merger Agreement as well as the Confidentiality Agreement will survive such termination, including the provisions described in “Termination Fees” below, and (ii) notwithstanding the foregoing, no such termination will relieve any party from any liability for any Willful Breach of the Merger Agreement arising prior to such valid termination or fraud (which liabilities or damages to the extent owed to the Company or the Company’s stockholders may include damages on behalf of the Company and the Company’s stockholders based on loss of the economic benefit of the Transactions to the Company and the Company’s stockholders to the fullest extent provided by Section 261(a)(1) of the DGCL, with the Company having the exclusive right to seek and obtain such damages on behalf of itself and the Company’s stockholders). “Willful Breach” means a material breach of the Merger Agreement that is a consequence of an act or failure to act by the breaching party with actual knowledge that such party’s act or failure to act would or would reasonably be expected to result in or constitute a breach of the Merger Agreement.
Termination Fees
The Company will pay Parent a termination fee of $47,950,000 in cash (the “Company Termination Fee”) in the event that:
•
the Merger Agreement is terminated by the Company pursuant to a Superior Proposal Termination in which case the Company must, prior to such termination, pay or cause to be paid to Parent the Company Termination Fee if written wire instructions have been provided by Parent prior to such termination, and if not, within two business days following such receipt of such written instructions from Parent;

•
the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination or by the Company pursuant to an Offer Expiration Termination and at such time Parent has the right to terminate pursuant to a Change in Recommendation Termination, in each case, the Company must promptly (and in any event within two business days) following such termination pay or cause to be paid to Parent the Company Termination Fee; or

•
if (i) (a) the Merger Agreement is terminated pursuant to an Outside Date Termination (but in the case of such a termination by the Company, only if at such time Parent would not have been prohibited from terminating the Merger Agreement pursuant to the final parenthetical to the Offer Expiration Termination paragraph above), (b) Parent terminates the Merger Agreement pursuant to the Company Breach Termination, (c) Parent terminates the Merger Agreement pursuant to a Breach of Obligations Termination or (d) the Company terminates the Merger Agreement pursuant to an Offer Expiration Termination and at such time Parent had the right to terminate pursuant to a Breach of Obligations Termination, (ii) after the date of the Merger Agreement and prior to the date of such termination, a bona fide Acquisition Proposal is made to the Company or publicly disclosed (whether by the Company or a third party) or otherwise made known to the Company Board or to the Company’s stockholders, and in each case, is not publicly withdrawn without qualification at least three business days prior to the date of such termination and (iii) within 12 months of such termination, a transaction implementing an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into (whether or not related to the Acquisition Proposal commenced prior to the Transactions), then the Company will, prior to the earlier of (as applicable) the consummation of or the entry into the definitive agreement for such Acquisition Proposal, pay or cause to be paid to Parent the Company Termination Fee (with the references to “20%” in the definition of “Acquisition Proposal” being deemed to be references to “50%”).

Parent will pay, or cause to be paid, the Company a termination fee of $68,500,000 in immediately available funds by wire transfer (the “Regulatory Termination Fee”) no later than five business days following either of the following termination events if wire instructions have been provided by the Company prior to such termination, and if not, within two business days following such receipt of such written instructions from the Company:
•
if the Merger Agreement is terminated pursuant to an Offer Expiration Termination and as of such termination, the Antitrust Clearance Condition or the No Legal Restraint Condition has not been satisfied (or waived) (in the case of the No Legal Restraint Condition, solely to the extent such failure is the result of any legal restraint arising under any antitrust and foreign direct investment law), and all of the conditions to the Offer set forth in “Section 15 — Conditions to the Offer” (other than (x) the Antitrust Clearance Condition or the No Legal Restraint Condition (in the case of the No Legal Restraint Condition, solely to the extent such failure is the result of any legal restraint arising under any antitrust and foreign direct investment law) and (y) those conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived (to the extent waivable); or
•
if the Merger Agreement is terminated pursuant to a Illegality Termination as a result of a final and non-appealable legal restraint by a court of competent jurisdiction or other governmental body having jurisdiction under any applicable antitrust and foreign direct investment law (and, in each case, solely to the extent such legal restraint arises under any antitrust and foreign direct investment law), and all of the conditions to the Offer set forth in “Section 15 — Conditions to the Offer” (other than (x) the Antitrust Clearance Condition or the No Legal Restraint Condition (in the case of the No Legal Restraint Condition, solely to the extent such failure is the result of any legal restraint arising under any antitrust and foreign direct investment law) and (y) those conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived (to the extent waivable).

In no event will the Company be required to pay the Company Termination Fee nor will Parent be required to pay the Regulatory Termination Fee on more than one occasion, whether or not the Company Termination Fee or the Regulatory Termination Fee, as applicable, may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.
Subject to the terms of the Merger Agreement, Parent’s right to receive payment from the Company of the Company Termination Fee (and its reasonable and documented costs and expenses in respect of legal proceedings brought to enforce payment thereof, if applicable), in circumstances in which the Company Termination Fee is payable will be the sole and exclusive remedy of Parent, Purchaser and their respective affiliates and current and former directors, employees and other agents against the Company and any of its respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise.
Subject to the terms of the Merger Agreement, the Company’s right to receive payment from Parent of the Regulatory Termination Fee (and its reasonable and documented costs and expenses in respect of legal proceedings brought to enforce payment thereof, if applicable), in circumstances in which the Regulatory Termination Fee is payable will be the sole and exclusive remedy of the Company and its affiliates and current and former directors, employees and other agents against Parent, Purchaser and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise.
Pursuant to the Merger Agreement, if the Company or Parent fails to timely pay the Company Termination Fee or the Regulatory Termination Fee, as applicable, due pursuant to the terms of the Merger Agreement, and in order to obtain the payment, Parent or the Company, as applicable, commences a legal proceeding which results in a judgment against the Company or Parent, as applicable, the Company or Parent, as applicable, will pay Parent or the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount.
Expenses
Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Amendments
Prior to the Effective Time, any provision of the Merger Agreement may be amended by the parties thereto if such amendment is in writing and is signed by each such party, except that the provision relating to indemnification of officers and directors may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any indemnified person or any of their successors, assigns or heirs without the prior written consent of the affected indemnified person.
Governing Law and Jurisdiction
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Subject to the terms of the Merger Agreement, in any action or proceeding arising out of or relating to the Merger Agreement or any of the Transactions, each of the parties thereto irrevocably submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction or declines to accept jurisdiction over any action or proceeding, another state court of the State of Delaware or the United States District Court for the District of Delaware.
12.   Purpose of the Offer; Plans for the Company
Purpose of the Offer.   The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of the Company. If the Offer is consummated, we do not anticipate seeking the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depository prior to expiration of such offer, together with the stock otherwise owned by the acquirer or its affiliates and any rollover stock, equals at least such percentage of the shares of stock of the constituent corporation, and of each class or series thereof, that, absent Section 251(h), would be required to adopt the agreement of merger by the DGCL and by the certificate of incorporation of such constituent corporation, the acquirer can effect a merger without a vote of the other stockholders of such corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL. The purpose of the Merger is to acquire all of the outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all of the outstanding Shares.
If the Merger is completed, Parent will own 100% of the equity interests in the Company and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Company and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.
The Company’s stockholders of record and beneficial owners who tender their Shares in the Offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the Merger is completed, the current stockholders of record and beneficial owners of the Company will no longer have an equity interest in the Company and instead will have only the right to receive the Merger Consideration according to the Merger Agreement or, to the extent stockholders of record and beneficial owners are entitled to and properly exercise and perfect appraisal rights under the DGCL, the amounts to which such stockholders of record and beneficial owners are entitled under the DGCL. See Section 17 — “Appraisal Rights.” Similarly, the current stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the Merger.
Plans for the Company.   Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, or the sale or transfer of a material amount of assets of the Company. After completion of the Offer and the Merger, the Company will be an indirect wholly owned subsidiary of Parent, and the directors of Purchaser immediately prior to the Effective Time and the officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Company pursuant to the Merger Agreement. Parent will review the Company’s business and operations going forward and will take such actions as it deems appropriate under the circumstances.
13.   Certain Effects of the Offer
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable after the Offer Acceptance Time in accordance with Section 251(h). Immediately following the Merger, all of the outstanding shares of the Company’s common stock will be held by Parent.
14.   Dividends and Distributions
The Merger Agreement provides that during the Pre-Closing Period, except with the written consent of Parent or as required or contemplated under the Merger Agreement or applicable law, the Company will not establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares).
15.   Conditions of the Offer
For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on September 9, 2025 and incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below (the “Offer Conditions”). Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for purchase of, or (subject to such rules and regulations) the purchase and payment for, any validly tendered (and not validly withdrawn) Shares if any of the following conditions have not been satisfied or waived in writing by Purchaser as of the Expiration Date:
(A)
there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries, would represent a majority of the total number of Shares outstanding at the time of the expiration of the Offer;

(B)
(i)
the representations and warranties of the Company set forth in the Merger Agreement relating to the absence of a Material Adverse Effect will be true and correct in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(ii)
certain specified representations and warranties of the Company set forth in the Merger Agreement relating to the Company’s capitalization will be true and correct in all respects, except for any inaccuracies that individually or in the aggregate are de minimis, as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii)
the representations or warranties of the Company set forth in the Merger Agreement (other than those relating to the Company’s due organization and good standing, the Company’s corporate authority and the enforceability of the Merger Agreement, the Company’s capitalization (other than those covered by the clause (ii) above), the applicable Company stockholder approval threshold, the absence of conflicts with the Company’s organizational documents, the approval by the Compensation Committee of the Company Board of each agreement between the Company and any of its officers, directors or employees as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act, the absence of conduct by the Company or its representatives through false, misleading, or untrue statements of material fact (or failure to disclose a required material fact to any Regulatory Authority (as defined in the Merger Agreement)) or any act, statement, or failure to make any statement that would reasonably be likely to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Regulatory Authority to invoke any similar policy, the absence of conduct by the Company and its representatives that is not compliant in any material respect with applicable healthcare laws relating to the integrity of data generated in the Company’s clinical trials or other studies related to the Company’s product candidates, the Company’s disclosure of certain FDA and other regulatory documentation related to pacibekitug to Parent, the absence of brokers (other than Leerink Partners), the receipt by the Company Board of the fairness opinion of Leerink Partners and the Company’s status under certain U.S. laws relating to national security) will be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time); and
(iv)
any other representation or warranty of the Company contained in Article III of the Merger Agreement will be true and correct (without giving effect to any limitation indicated by the words “materiality” or “Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case, as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (clauses (i) – (iv), the “Representations Condition”);

(C)
the Company will have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”);

(D)
Parent and Purchaser will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in paragraphs (B) and (C) and paragraphs (G) of Section 15 — “Conditions of the Offer” have been duly satisfied;

(E)
(i) any waiting period (and any extension thereof) applicable to the Offer under the HSR Act has expired or terminated, and any agreement between Parent, Purchaser or the Company with any governmental body, if agreed to by the other party in writing, not to consummate the Offer has expired or been earlier terminated and (ii) any required consents, approvals or expiration or termination of waiting periods from governmental bodies in certain specified jurisdictions have been obtained (or deemed to have been obtained by virtue of the expiration or termination of any applicable waiting periods) (clauses (i) and (ii), the “Antitrust Clearance Condition”);

(F)
(i) no order has been issued by any court of competent jurisdiction after the date of the Merger Agreement and remains in effect, nor (ii) has any legal requirement been entered, enforced, enacted, or issued after the date of the Merger Agreement by any governmental body and remain in effect, in the case of each of clause (i) and (ii), which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (clauses (i) and (ii), the “No Legal Restraint Condition”);

(G)
since the date of the Merger Agreement, there has not occurred a Material Adverse Effect; and

(H)
the Merger Agreement has not been terminated in accordance with its terms.

16.   Certain Legal Matters; Regulatory Approvals
Except as described in this Section 16 — “Certain Legal Matters,” based on our examination of publicly available information filed by the Company with the SEC, other publicly available information concerning the Company and certain confidential information provided to us by the Company in connection with the negotiations of the transactions contemplated by the Merger Agreement, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “— Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 — “Conditions of the Offer.”
Antitrust Matters
Compliance with the HSR Act.   Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”)), certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. Parent and the Company intend to promptly file their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division.
Under the HSR Act, Purchaser’s purchase of the Shares pursuant to the Offer is subject to an initial waiting period that will expire at 11:59 p.m., Eastern Time, on the date that is 15 days after such filing. However, the initial waiting period may be terminated prior to such date and time by the FTC or the Antitrust Division, or Purchaser and the Company may receive a request (a “Second Request”) for additional information or documentary material from either the FTC or the Antitrust Division prior to such expiration. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended for an additional period of 10 days, which will begin on the date on which Purchaser has substantially complied with the Second Request. Complying with a Second Request can take a significant period of time. Even though the waiting period is not affected by a Second Request to the Company or by the Company supplying the requested information, the Company is obliged to respond to the request within a reasonable time. If the applicable waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. The FTC or the Antitrust Division may terminate the applicable waiting period before its expiration.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or the Company to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the

Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages. See Section 15 — “Conditions of the Offer.”
Parent and the Company believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Parent nor the Company can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”
Business Combination Statutes
The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless, among other things:
•
the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder”;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the “interested stockholder”.

The Company Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement.
The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because: (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of the Company for purposes of the Exchange Act, (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer), and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.
Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for all of the outstanding common stock of the company to be acquired on the terms provided in such agreement of merger that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the merger agreement; provided, however, that such offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of the corporation to be acquired, or of any class or series thereof, and such offer may exclude any excluded stock and provided further that the corporation may consummate separate offers for separate classes or series of the stock of the corporation to be acquired, and (ii) immediately following the consummation of such tender offer, the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depository prior to expiration of such offer, together with the stock otherwise owned by the acquiring corporation or its affiliates and any rollover stock, equals at least such percentage of the shares of stock of the company to be acquired, and of each class or series thereof, that, absent Section 251(h) of the DGCL, would be required to adopt the merger by the DGCL and by the certificate of incorporation of the company to be acquired. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of Company stockholders, as provided in Section 251(h) of the DGCL.
17.   Appraisal Rights
Holders of record and beneficial owners of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of record and beneficial owners of the Shares at the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. The holders of record or beneficial owners of Shares who (i) have not voted in favor of the Merger or consented to it in writing, (ii) have not tendered their Shares in the Offer (or, if tendered, have validly withdrawn such Shares pursuant to the Offer) and have continuously held (in the case of holders of record) or owned (in the case of beneficial owners) their Shares through the Effective Time, (iii) have met certain statutory requirements, (iv) are entitled to demand and have properly and validly demanded appraisal rights of such Shares and complied with the applicable statutory procedures, and (v) who have not failed to perfect and who have not waived, effectively withdrawn, or otherwise lost their appraisal rights pursuant to Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a statutory rate of interest thereon, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than, or the same as, the price per Share to be paid in the Merger.
Section 262 provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter will notify each of the holders of record and beneficial owners of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the holders of record and beneficial owners to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders of record and beneficial owners of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder of record or beneficial owner wishes to elect to exercise and perfect appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder of record or beneficial owner must do all of the following:
•
prior to the later of the consummation of the Offer and 20 days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder of record and that the stockholder of record is demanding appraisal (and, in the case of a beneficial owner of Shares demanding appraisal in such person’s own name, the written demand must also reasonably identify the holder of record of the Shares for which demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and it must provide an address at which such beneficial owner consents to receive notices under Section 262, which address will also be the one set forth on the verified list required by Section 262(f) of the DGCL);

•
not tender such stockholder of record’s or beneficial owner’s Shares in the Offer (or, if he, she or it did tender, validly withdraw such Shares pursuant to the Offer); and

•
continuously hold of record (in the case of holders of record) or own (in the case of beneficial owners) the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders of record and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders of record and beneficial owners desiring to exercise and perfect any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise and perfection of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise and perfect appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
18.   Fees and Expenses
Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.
Purchaser and Parent have retained Computershare Trust Company, N.A., to be the Depositary and paying agent and Innisfree M&A Incorporated to be the Information Agent in connection with the Offer. Each of such parties will receive reasonable and customary compensation for its services. Purchaser and Parent have also agreed to reimburse such parties for certain reasonable out-of-pocket expenses and to indemnify each of such parties against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
In connection with its engagement, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex or other methods of electronic communication and may request that brokers, dealers, commercial banks, trust companies and other nominees forward the Offer materials to beneficial holders of Shares.
Neither of Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.   Miscellaneous
The Offer is not being made to holders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, blue sky or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning the Company” above.
Torino Merger Sub Inc.
September 29, 2025

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise noted, the current business address of each person identified below is CH-4002 Basel, Switzerland, and the current business phone number of each such person is +41-61-324-1111.
Directors of Parent are identified by an asterisk.
Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
Giovanni Caforio, M.D.* (Italian/American)
Function at Parent.   Giovanni Caforio has been Chair of the Parent Board of Directors (the “Parent Board”) since March 2025.
Other Activities.   Dr. Caforio served as chief executive officer of Bristol-Myers Squibb Company (a global biopharmaceutical company located at located at Route 206 & Province Line Road, Princeton, New Jersey 08543) from 2015 to 2023 and as chair of the board of directors from 2017 to 2024. Dr. Caforio has also served on the board of directors of Stryker Corporation (a medical technology company located at 1941 Stryker Way, Portage, Michigan 49002) since 2020.
Professional Background.   Dr. Caforio received a doctor of medicine and surgery from Sapienza University.

Simon Moroney, D.Phil.* (German/New Zealander)
Function at Parent.   Simon Moroney has been a member of the Parent Board since February 2020 and as Vice Chair since March 2022.
Other Activities.   Mr. Moroney served as co-founder and chief executive officer of MorphoSys AG (a biopharmaceutical company developing innovative therapies located at Semmelweisstr. 7, 82152 Planegg, Germany) from 1992 to 2019. Mr. Moroney has served as chair of the board of directors and the remuneration and nomination committee of Biotalys NV (a company developing protein-based crop protection located at Buchtenstraat 11, 9051 Gent, Belgium) since 2021.
Professional Background.   Mr. Moroney received a master’s degree in chemistry from the University of Waikato and a doctorate in chemistry from the University of Oxford.

Nancy C. Andrews, M.D., Ph.D.* (American/Swiss)
Function at Parent.   Nancy C. Andrews, M.D., Ph.D., has been a member of the Parent Board since February 2015.
Other Activities.   Since 2023, Dr. Andrews has served as a professor in residence of pediatrics at Harvard Medical School (a university medical school located at 25 Shattuck St, Boston, MA 02115). Dr. Andrews has also served as executive vice president and chief scientific officer at Boston Children’s Hospital (a children’s hospital located at 300 Longwood Ave, Boston, MA 02115) since 2021. In addition, Dr. Andrews has served as dean emerita of the Duke University School of Medicine (a medical school located at Duke University Medical Center Greenspace, Durham, NC 27710) and as vice chancellor emerita for academic affairs at Duke University (a university located at 2138 Campus Drive, PO Box 90586, Durham, NC 27708) since 2017. She previously served as a professor of pediatrics, pharmacology and cancer biology at Duke from 2007 until 2021. Dr. Andrews has served on the board of directors of Maze Therapeutics Inc. (a small molecule precision medicine company located at 171 Oyster Point Blvd, Suite 300, South San

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History

Francisco, CA 94080) since 2021 and as a member of the board of directors and chair of the science and technology committee of Charles River Laboratories International Inc. (a contract research organization located at 251 Ballardvale St, Wilmington, MA, 01887) since 2020.
Professional Background.   Dr. Andrews received a doctorate in biology from the Massachusetts Institute of Technology and the degree of doctor of medicine from Harvard Medical School. She completed her residency and fellowship training in pediatrics and hematology/oncology at Boston Children’s Hospital and the Dana-Farber Cancer Institute.

Ton Buechner* (Dutch/Swiss)
Function at Parent.   Ton Buechner has been a member of the Parent Board since February 2016.
Other Activities.   Mr. Buechner has served as chair of the board of Burckhardt Compression AG (a firm specializing in reciprocating compressors located at Franz-Bruckhardt-Strasse 5, P.O. Box 3352, 8404 Winterthur, Switzerland) since 2020 and chair of the board of directors of Swiss Prime Site AG (a licensed real estate company located at Alpenstrasse 15, 6300 Zug, Switzerland) since 2020.
Professional Background.   Mr. Buechner received a master’s degree in civil engineering from Delft University of Technology. Mr. Buechner received a master of business administration from the IMD Business School.

Patrice Bula* (Swiss)
Function at Parent.   Patrice Bula has been a member of the Parent Board since February 2019.
Other Activities.   Mr. Bula served as executive vice president and head of strategic business units, marketing and sales at Nestlé SA (a manufacturer and marketer of food products located at Avenue Nestle 55 Vevey, 1800 Switzerland) and chairman of Nestlé Nespresso SA (a maker of coffee capsules and machines located at Route du Lac 3 Paudex, 1094 Switzerland) from 2011 until 2021. Mr. Bula currently also serves as vice chair of the board of Schindler AG (a manufacturer and installer of elevators, escalators and moving walkways located at Zugerstrasse 13 Ebikon, 6030 Switzerland) since 2015, as chair of the board of European Pizza Group Topco Sarl (a pizza brand holding company located at 19, rue de Bitbourg, 1273 Luxembourg, Luxembourg) since 2023, as chair of the board of Froneri Lux Topco Sarl (an ice cream and frozen foods company located at Richmond House Leeming Bar Industrial Estate Northallerton DL7 9UL, United Kingdom) since 2021 and as a member of the board of New Tiger LLC (a consumer beverages company located at 433 West Van Buren Street Chicago, IL 60607) since 2023. He previously served on the board of Froneri Ltd. (an ice cream and frozen foods company located at Richmond House Leeming Bar Industrial Estate Northallerton DL7 9UL, United Kingdom) from 2016 to 2020 and the board of Cereal Partners Worldwide SA (a producer and seller ready-to-eat breakfast cereals located at Avenue de la Gottaz 36 Case Postale 2184 Morges, 1110 Switzerland) from 2015 to 2021.
Professional Background.   Mr. Bula received a master’s degree in economic sciences from HEC Lausanne in Switzerland and completed the Program for Executive Development at IMD Business School.

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
Elizabeth (Liz) Doherty* (British/Irish)	Function at Parent. Elizabeth (Liz) Doherty has been a member of the Parent Board since February 2016.

Other Activities.   Ms. Doherty has served as a member of the board and chair of the audit committee of Corbion NV (a producer of food ingredients and bio-based chemicals located at Piet Heinkade 127, 1019 GM Amsterdam, the Netherlands) since 2015, a member of the supervisory board and chair of the audit committee of Royal Philips NV (a producer of technology at the intersection of electronics, healthcare and lighting located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands) since 2019 and a member of the advisory committee, Freya Holdco S.à.r.l (an investment holding company located at 51A Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg) since 2024. Ms. Doherty previously served as an advisor to Affinity Petcare SA (a pet food company located at Placa Europa 42, 08902 Hospitalet de Llobregat, Barcelona, Spain) and GB Foods SA (a packaged food distributor located at Placa Europa 42, 08902 Hospitalet de Llobregat, Barcelona, Spain) from 2017 to 2023.
Professional Background.   Ms. Doherty received a bachelor’s degree in liberal studies in science (physics) from the University of Manchester.

Bridgette Heller* (American)
Function at Parent.   Bridgette Heller has been a member of the Parent Board since February 2020.
Other Activities.   Ms. Heller has served as co-founder, chief executive officer and board member of Shirley Proctor Puller Foundation (a community organization advocating for students literacy located at 133 Cortez Way, South St. Petersburg, FL 33712) since 2019. Ms. Heller has also served on the boards of Aramark (a food service and facilities services provider located at 2400 Market Street, Philadelphia, Pennsylvania 19103) since 2021, Dexcom Inc. (a maker of real-time glucose monitors located at 6340 Sequence Drive, San Diego, CA, 92121) since 2019, Integral Ad Science Inc. (a digital advertising company located at 12 E 49th St., Floor 20, New York, New York 10017) since 2021, and Newman’s Own Inc. (a food company located at 1 Morningside Drive, North Westport, CT 06880) since 2020. Ms. Heller has also served on the board of trustees of Northwestern University (a university located at 633 Clark Street, Evanston, IL 60208) since 2020 and as a member of the advisory board of Kellogg School of Management at Northwestern University.
Professional Background.   Ms. Heller received a bachelor’s degree in economics and computer studies from Northwestern University and a master’s degree in marketing and management policy from the Kellogg School of Management at Northwestern University.

Daniel Hochstrasser* (Swiss)
Function at Parent.   Daniel Hochstrasser has been a member of the Parent Board since March 2022.
Other Activities.   Mr. Hochstrasser has served as an attorney-at-law and chair of the board of directors at Daniel Hochstrasser AG (a law firm located at Schulhausstrasse 42, 8002 Zurich / Switzerland) since 2023 and previously served as an attorney-at-law and partner at Bär & Karrer AG (a law firm located at Brandschenkestrasse 90 8002 Zurich, Switzerland) from 1993 to 2022. He also serves as a member of the board of the Finland Arbitration Institute (an arbitration organization of the Finish

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History

chamber of commerce located at P.O. Box 1000 FI-00101 Helsinki, Finland (Alvar Aallon katu 5 C)), since 2020, as vice president of the ICC Court of Arbitration (an organization providing legal services located at 33-43 avenue du President Wilson, 75116 Paris, France) since 2021 and, since 2003, as a member of the ethics court of the Zurich Bar association.
Professional Background.   Mr. Hochstrasser received a licentiatus iuris from the University of Zurich and a master of laws from Cornell Law School.

Frans van Houten* (Dutch)
Function at Parent.   Frans van Houten has been a member of the Parent Board since February 2017.
Other Activities.   Mr. van Houten served as chief executive officer and chairman of the executive committee and the board of management of Royal Philips NV (a producer of technology at the intersection of electronics, healthcare and lighting located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands) from 2011 to 2022. Mr. van Houten has served as chair of the board of Absci Corporation (an artificial intelligence drug creation company located at 18105 SE Mill Plain Boulevard, Vancouver, WA 98683) since 2023, chair of the board of Castor EDC (a clinical trial data capture company located at Fred. Roeskestraat 115, 1076 EE Amsterdam) since 2023, member of the board of Affidea Group (a specialist healthcare provider company located at Zuid Hollandlaan 72596 AL The Hague) since 2024 and chair of the board of directors of Synthesis Health Inc. (an imaging health company located at 23501 Cinco Ranch Boulevard, STE H120 PMB 662, Katy, TX 77494) since 2023.
Professional Background.   Mr. van Houten holds bachelor’s degree in economics and a master’s degree in economics and business management each from Erasmus University Rotterdam in the Netherlands.

Elizabeth McNally, Ph.D.* (American)
Function at Parent.   Elizabeth McNally has been a member of the Parent Board since March 2025.
Other Activities.   Dr. McNally is a practicing doctor and serves in a number of positions, including as director, center for genetic medicine, and as a professor of genetic medicine and biochemistry and molecular genetics at Northwestern University (a university located at 633 Clark Street, Evanston, IL 60208) since 2014. Dr. McNally has also served as the editor-in-chief for the Journal of Clinical Investigation (an academic, peer reviewed journal located at 2015 Manchester Road, Ann Arbor, MI 48104) since 2022. Dr. McNally has also served as chief executive officer and a member of the board of Ikaika Therapeutics, Inc. (a company seeking to treat fibrosis located at 850 New Burton Road, Suite 201, Dover, DE 19904) since 2021 and the board of the Muscular Dystrophy Association of America (an association seeking to advance research into muscular dystrophy located at 1016 W Jackson Blvd #1073, Chicago, IL 60607) since 2019.
Professional Background.   Dr. McNally received a doctor of medicine and a doctorate in microbiology and immunology from the Albert Einstein College of Medicine. Dr. McNally received a bachelor’s degree in biology and philosophy from Columbia University.

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
Ana de Pro Gonzalo* (Spanish)
Function at Parent.   Ana de Pro Gonzalo has been a member of the Parent Board since March 2022.
Other Activities.   Ms. de Pro Gonzalo previously served as the chief financial officer of Amadeus IT Group SA (a software provider for the global travel and tourism industry located at Salvador de Madariaga 1, 28027 Madrid, Spain) from 2010 to 2020. Ms. de Pro Gonzalo has served as a member of the board of Mobico Group PLC (an international transport operator located at National Express House, Mill Lane, Digbeth, Birmingham, UK B5 6DD) since 2019, and a member of the supervisory board and chair of the audit committee of STMicroelectronics NV (a European semi-conductor company located at WTC Schiphol Airport, Schiphol Boulevard 265, Schiphol Airport, Netherlands, 1118BH) since 2020. Ms. de Pro Gonzalo previously served on the board of Indra Sistemas SA (a company providing proprietary solutions in the transport and defence markets located at Avenida de Bruselas, 35, Alcobendas, Madrid) from 2020 to 2022.
Professional Background.   Ms. de Pro Gonzalo received a bachelor’s degree in business studies from the Complutense University of Madrid and completed the general management program (PDG) at IESE Business School, Spain.

John D. Young* (British/American)
Function at Parent.   John D. Young has been a member of the Parent Board since March 2023.
Other Activities.   Mr. Young previously served in various senior roles at Pfizer Inc. (a global pharmaceutical company located at 66 Hudson Boulevard, East New York, NY 10001), including most recently as senior advisor to the chief executive officer in 2022 and group president and chief business officer from 2019 until 2022. Since 2017, Mr. Young has served as a member of the board of Johnson Controls International (a company manufacturing fire, HVAC, and security equipment for buildings located at Block 9A, Beckett Way, Park West Business Park, Dublin, County Dublin 12, Ireland). Mr. Young previously served as a member of a number of other board’s including, the board of Arvinas Inc. (a company developing targeted protein degradation therapeutics located at 5 Science Park, 395 Winchester Avenue, New Haven, CT 06511), where he also served as chair of the compensation committee, from 2022 to 2025, the board of Imbria Pharmaceuticals (a clinical-stage life sciences company located at 265 Franklin Street, Suite 1702, Boston, MA 02116) from 2022 to 2024, the board of Haleon plc (a consumer healthcare company located at The Heights Building 5, First Floor, The Heights Weybridge, Surrey, UK KT13 0NY) from 2022 to 2023, the board of GSK Consumer Health Joint Venture (a consumer healthcare organization located at GSK House, 980 Great West Road, Brentford, Middlesex, UK TW8 9GS) from 2019 to 2022, the board of the Biotechnology Innovation Organization (an advocacy association for the biotechnology industry located at 1201 New York Avenue NW, Suite 1300m Washington, DC 20005) from 2018 to 2021, and as the U.S. biopharmaceutical representative on the UK government life sciences council (an advocate for research and the use of technology in healthcare services located at 1 Victoria Street, London, UK SW1H 0ET) from 2007 to 2021.

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
Professional Background. Mr. Young received a master of business administration from the University of Strathclyde and a bachelor’s degree in biological sciences from the University of Glasgow.
Vasant (Vas) Narasimhan, M.D. (American)
Function at Parent.   Vasant (Vas) Narasimhan, M.D., has been Chief Executive Officer of Novartis since February 2018. Dr. Narasimhan previously held the position of Global Head of Drug Development and Chief Medical Officer for Novartis and has served in a variety of other positions with Novartis since 2005. In 2017, he became a member of the Board of Trustees of the Novartis Foundation.
Professional Background.   Dr. Narasimhan received his medical degree from Harvard Medical School and obtained a master’s degree in public policy from Harvard’s John F. Kennedy School of Government. He received his bachelor’s degree in biological sciences from the University of Chicago. He is an elected member of the U.S. National Academy of Medicine (a nonprofit organization focused on supporting medicine research located at 500 5th Street NW, Washington, DC 20001) and serves on the board of fellows of Harvard Medical School (a medical school located at 25 Shattuck St, Boston, MA 02115) and the board of the Pharmaceutical Research and Manufacturers of America (a trade association representing research-based biopharmaceutical and biotechnology companies in the United States located at 670 Maine Avenue, SW, Suite 1000, Washington, DC 20024).

Shreeram Aradhye, M.D. (American)
Function at Parent.   Shreeram Aradhye, M.D. has been President, Development and Chief Medical Officer of Novartis since May 2022.
Other Activities.   Prior to joining Novartis, Dr. Aradhye served as executive vice president & chief medical officer of Dicerna Pharmaceuticals, Inc. (a biopharmaceutical company focused on RNAi-based therapeutics located at 75 Hayden Avenue, Lexington, Massachusetts 02421) from 2020 to 2022.
Professional Background.   Dr. Aradhye received a bachelor of medicine and bachelor of surgery from the All India Institute of Medical Sciences. He had residencies at All India Institute of Medical Sciences and Newton Wellesley Hospital, including serving as chief resident and teaching fellow at Newton Wellesley Hospital. Dr. Aradhye also served as a fellow in nephrology at St. Luke’s Roosevelt Medical Center.

Victor Bulto (Spanish)
Function at Parent.   Victor Bulto has served as President, US of Novartis since April 2022, having previously served as President of Novartis Pharmaceuticals Corporation from 2019 to 2022 and in a number of other senior roles with Novartis.
Other Activities.   Mr. Bulto has served as a member of the board of the Biotechnology Innovation Organization (an advocacy association for the biotechnology industry located at 1201 New York Ave NW, Suite 1300, Washington, DC 20005) since 2021 and a member of the advisory board of the Leonard D. Schaeffer Center for Health Policy & Economics (a policy institute based at the University of Southern California located at 635 Downey Way Verna & Peter Dauterive Hall (VPD) Los Angeles) since 2024.
Professional Background.   Mr. Bulto received a master of business administration from ESADE Business School, a master’s degree in health

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
economics and pharmacoeconomics and a postgraduate degree in pharmaceutical marketing from Pompeu Fabra University in Spain, and he completed Harvard Business School’s Advanced Management Program. He also received a bachelor’s of science degree in chemistry and a master’s degree in chemical engineering from Ramon Llull University in Spain.
Aharon (Ronny) Gal, Ph.D. (Israeli/American)
Function at Parent.   Aharon (Ronny) Gal, Ph.D. has been Chief Strategy & Growth Officer of Novartis since July 2022.
Other Activities.   Prior to joining Novartis, Dr. Gal served as a senior analyst at Sanford Bernstein (a wealth investment manager located at 66 Hudson Boulevard East, New York, NY) from 2004 to 2022.
Professional Background.   Dr. Gal received a Ph.D. in biochemistry from the Massachusetts Institute of Technology and a bachelor’s of science in chemistry from Emory University.

Karen L. Hale (American)
Function at Parent.   Karen Hale has been Chief Legal and Compliance Officer of Novartis since April 2025, after having served as Chief Legal Officer since May 2021.
Other Activities.   Prior to joining Novartis, Ms. Hale served in a number of senior legal roles at AbbVie Inc. (a global pharmaceutical company located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400), including most recently as vice president, deputy general counsel from 2019 to 2021.
Professional Background.   Ms. Hale received a juris doctor from William & Mary Law School and a bachelor’s degree in economics from Duke University.

Patrick Horber, M.D. (Swiss)
Function at Parent.   Patrick Horber, M.D. has been President, International of Novartis since December 2023.
Other Activities.   Prior to joining Novartis, Dr. Horber served in a number of senior roles at AbbVie Inc. (a global pharmaceutical company located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400), including senior vice president, AbbVie, and president Immunology, AbbVie, U.S. from 2023 to 2023, and president, U.S. commercial operations, immunology from 2020 to 2023. Mr. Horber currently serves on the board of the European Federation of Pharmaceutical Industries and Associations (a trade association and lobbying organization representing the biopharmaceutical industry in Europe located at Rue de Trône 108, Brussels, 1050, BE).
Professional Background.   Dr. Horber received his doctor of medicine from the University of Zurich.

Harry Kirsch (German/Swiss)
Function at Parent.   Harry Kirsch has been Chief Financial Officer of Novartis since April 2013. Mr. Kirsch joined Novartis in 2003 and has held a number of senior finance roles at Novartis, including most recently as chief financial officer pharmaceuticals division from 2010 to 2013.
Professional Background.   Mr. Kirsch holds a degree in industrial engineering and economics from the University of Karlsruhe in Germany.

Robert (Rob) Kowalski (American)	Function at Parent. Robert (Rob) Kowalski has been Chief People & Organization Officer of Novartis since September 2021. Mr. Kowalski

Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History

joined Novartis in 2010 and has held a variety of senior roles with Novartis, including most recently as executive vice president and global head of regulatory affairs from 2018 to 2021.
Professional Background.   Mr. Kowalski received his doctor of pharmacy and bachelor’s degree in pharmaceutical sciences from the University of Wisconsin-Madison.

Steffen Lang, Ph.D. (German/Swiss)
Function at Parent.   Steffen Lang, Ph.D. has been President, Operations of Novartis since April 2022. Dr. Lang joined Novartis in 1994 and has held a number of other senior operations roles at Novartis, including most recently as global head of technical operations from 2017 until 2022. Dr. Lang has also served on the board of Bachem Holding AG (a bio-technology company active in the fields of chemistry, biochemistry and pharmaceuticals located at Hauptstrasse 144, 4416 Bubendorf, Switzerland) since 2020.
Professional Background.   Dr. Lang received his doctorate in pharmaceutical technology from the Swiss Federal Institute of Technology and a master’s degree in pharmaceutical sciences from the University of Heidelburg.

Fiona H. Marshall, Ph.D. (British)
Function at Parent.   Fiona H. Marshall, Ph.D. has been President, Biomedical Research of Novartis since November 2022.
Other Activities.   Prior to joining Novartis, Dr. Marshall served in various senior roles at Merck & Co. (a global pharmaceutical company located at 126 East Lincoln Avenue, Rahway, New Jersey 07065), including most recently Senior vice president, head of discovery, preclinical and translational medicine from 2021 to 2022 and Vice president, global head of neuroscience from 2019 to 2021. Dr. Marshall also serves as a member of the scientific advisory board of SciLifeLab (national center for large-scale molecular biology research located at Tomtebodavägen 23A, 17165 Solna, Sweden).
Professional Background.   Dr. Marshall received a doctorate in neuroscience at the University of Cambridge and her bachelor’s degree in biochemistry from the University of Bath.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is One Health Plaza, East Hanover, NJ 07936. Directors of Purchaser are identified by an asterisk.
Name, Citizenship and Business Address (If Applicable)	Current Principal Occupation or Employment and 5-Year Employment History
John McKenna* (Canadian/American)	Function at Purchaser. John McKenna currently serves as chairman of the board of directors of Purchaser, a position to which Mr. McKenna was elected in September 2025. Additionally, Mr. McKenna is the President of Purchaser, a position to which he was appointed in September 2025. Mr. McKenna joined Novartis in 2017 and currently serves as U.S. Corporate Chief Financial Officer, a position he has held since March 2025. He served as Chief Financial Officer of Novartis Pharmaceuticals Corporation from 2017 until 2025.
Professional Background. Mr. McKenna received a bachelor’s degree from McMaster University and a doctorate in business administration from the Fox School of Business at Temple University.
Eduard Marti* (Spanish)	Function at Purchaser. Eduard Marti currently serves as a member of the board of directors at Purchaser, a position to which he was elected in September 2025. Additionally, Mr. Marti is the Treasurer of Purchaser, a position to which he was appointed in September 2025. Mr. Marti joined Novartis in 2015, currently serving as U.S. Treasurer & Deputy Country Chief Financial Officer since 2023. He has previously served as Vice President & U.S. Treasurer from 2021 to 2023 and Senior Capital Markets Manager from 2018 to 2021.
Professional Background. Mr. Marti earned his MBA from IESE Business School. He received a bachelor’s degree in economics and law from Universitat Pompeu Fabra.
Jaime Huertas (American/Spanish)
Function at Purchaser.   Jaime Huertas currently serves as the secretary to the board of directors of Purchaser, a position to which he was elected in September 2025. Mr. Huertas joined Novartis in 2020, currently serving as Head, U.S. Corporate & Finance Legal since 2022. From 2020 to 2022, Mr. Huertas served as Corporate Legal Counsel, U.S. Corporate & Finance Legal.
Professional Background.   Mr. Huertas received a juris doctor from Brooklyn Law School and a bachelor’s degree in economics with a concentration in finance and management from the Wharton School of the University of Pennsylvania.

The Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
If delivering by mail:	If delivering by express mail or other expedited mail service:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call: (877) 800-5186 (toll-free from the United States or Canada) or
+1 (412) 232-3651 (from outside of the United States or Canada)
Banks and Brokers may call collect: (212) 750-5833